UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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⌧	Definitive Proxy Statement
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◻	Soliciting Material under §240.14a-12

Old Second Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

OLD SECOND BANCORP, INC.

37 South River Street, Aurora, Illinois 60507

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2025

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, May 20, 2025, at 9:00 a.m., central time. This year’s meeting will be a completely virtual meeting of stockholders. You can attend the meeting via the Internet at www.virtualshareholdermeeting.com/OSBC2025 by using the 16-digit control number which appears on your proxy card and the instructions in these proxy materials. This meeting will be held for the following purposes:

1.	to elect the four Class III director nominees named in the accompanying proxy statement;
2.	to conduct an advisory, non-binding vote to approve the compensation of our named executive officers;
3.	to adopt an amendment to our Restated Certificate of Incorporation, as amended, to increase our authorized shares of common stock from 60,000,000 shares, par value $1.00 per share, to 120,000,000 shares, par value $1.00 per share.

4.	to approve the Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as Amended and Restated to increase the number of shares of common stock authorized for issuance under the plan by 800,000 shares, from 1,800,000 shares to 2,600,000 shares;

5.	to conduct an advisory, non-binding vote on the frequency of future advisory votes on compensation of our named executive officers;

6.	to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2025; and
7.	to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 21, 2025 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting.

Whether or not you plan to virtually attend the annual meeting, we urge you to vote now to make sure there will be a quorum for the meeting. Voting by the Internet is fast and convenient, and your vote is immediately confirmed and tabulated. You may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. If you attend the meeting virtually over the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may vote your shares of common stock via the Internet during the meeting.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:  Our 2025 proxy statement, proxy card and 2024 Annual Report to Stockholders are available free of charge online at www.oldsecond.com under “2025 Annual Meeting Materials.”

By order of the board of directors

James L. Eccher Chairman, President and Chief Executive Officer

Aurora, Illinois

April 18, 2025

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE MEETING AND VOTING	1
PROPOSAL 1: ELECTION OF DIRECTORS	6
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
DELINQUENT SECTION 16(a) REPORTS	20
COMPENSATION DISCUSSION AND ANALYSIS	21
COMPENSATION COMMITTEE REPORT	35
EXECUTIVE COMPENSATION	36
DIRECTOR COMPENSATION	51
PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	52
PROPOSAL 3: AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	53
PROPOSAL 4: APPROVAL OF THE 2019 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN	56
PROPOSAL 5: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	65
PROPOSAL 6: RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	66
AUDIT COMMITTEE REPORT	67
HOUSEHOLDING	68
GENERAL	69
APPENDIX A: MARKED VERSION OF CERTIFICATE OF INCORPORATION SHOWING PROPOSED AMENDMENTS	70
APPENDIX B: CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION	71
APPENDIX C: 2019 EQUITY INCENTIVE PLAN	72

OLD SECOND BANCORP, INC.

37 South River Street, Aurora, Illinois 60507

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders. This meeting is to be held virtually over the Internet, on May 20, 2025 at 9:00 a.m., central time, or at any postponements or adjournments of the meeting. Instructions for virtually attending the meeting are included below. Old Second Bancorp, Inc. conducts a full service community banking and trust business through its wholly owned subsidiary, Old Second National Bank. Our principal executive offices are located at 37 South River Street, Aurora, Illinois 60507.

A copy of our annual report for the year ended December 31, 2024, which includes audited financial statements, is enclosed. This proxy statement was first mailed to our stockholders on or about April 18, 2025. As used in this proxy statement, the terms “Old Second,” “the Company,” “we,” “our” and “us” all refer to Old Second Bancorp, Inc., and its subsidiaries. Additionally, references to the “Bank” refer to Old Second National Bank.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 21, 2025, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning these matters to assist you in making an informed voting decision.

When you sign and return the enclosed proxy card, or vote via the Internet, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the annual meeting, we urge you to complete, sign and return your proxy card, or vote via the Internet, in advance of the annual meeting in case your plans change.

What matters will be voted on at the meeting?

You are being asked to vote on six matters:

●	the election of the four Class III director nominees named in this proxy statement;
●	a non-binding, advisory proposal to approve the compensation of our named executive officers, which we refer to as the “say-on-pay” proposal;
●	to adopt an amendment to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”, to increase our authorized shares of common stock from 60,000,000 shares, par value $1.00 per share, to 120,000,000 shares, par value $1.00 per share;

●	to approve the Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as Amended and Restated (the “Restated Equity Incentive Plan”), to increase the number of shares of common stock authorized for issuance under the plan by 800,000 shares, from 1,800,000 shares to 2,600,000 shares;
●	a non-binding, advisory vote on the frequency of future say-on-pay advisory votes on compensation of our named executive officers, which is referred to as the “say-on-frequency” proposal; and

●	the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2025.

How does the board of directors recommend that I vote?

●	“FOR” the election of each Class III director nominee;
●	“FOR” the approval of the say-on-pay proposal;
●	“FOR” the approval to increase our authorized shares of common stock under our Certificate of Incorporation;
●	“FOR” the approval to increase the number of shares available under our Restated Equity Incentive Plan;
●	“EVERY YEAR” for the approval of the say-on-frequency proposal; and
●	“FOR” the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2025.

How can I attend the annual meeting?

This year, the annual meeting will be held virtually over the Internet. We designed the format of this virtual annual meeting to ensure that our stockholders who attend our annual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Our board members and executive officers will attend the meeting and be available for questions.

●	Access to the Audio Webcast of the Meeting: The live audio webcast of the meeting will begin promptly at 9:00 a.m. central time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time to allow ample time to complete the online check-in process.
●	Log-in Instructions: To attend the virtual meeting, login at www.virtualshareholdermeeting.com/OSBC2025. Stockholders will need their unique 16-digit control number which appears on their proxy card and the instructions included in these proxy materials.

A complete list of the stockholders entitled to vote at the annual meeting will be made available for inspection by clicking the designated stockholder list link that will appear on your screen. The stockholder list may be accessed at any time during the meeting.

Can I attend the annual meeting as a guest?

Yes. If you are not a stockholder or do not have a control number, you may join the meeting as a guest to listen, but you will not be able to participate.

How can I ask questions during the meeting?

Stockholders may submit questions in real time during the meeting at www.virtualshareholdermeeting.com/OSBC2025 and entering the 16-digit control number located on your proxy card. We intend to respond to all questions submitted during the meeting in accordance with the annual meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters, as time permits. The Rules of Conduct will be posted at the virtual annual meeting forum at www.virtualshareholdermeeting.com/OSBC2025. Responses to any such questions that are not addressed during the meeting will be published following the meeting on our website at www.oldsecond.com under the link “Investor Relations.” Questions and responses will be grouped by topic and substantially similar questions will be grouped and responded to once.

What can I do if I need technical assistance during the meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual annual meeting log-in page.

If I am a stockholder of record, how do I vote?

If you are a stockholder of record, you may:

●	Vote via the Internet Before the Meeting: You may vote via the Internet 24 hours a day, seven days a week, by visiting www.proxyvote.com before the day of the annual meeting.
●	Vote by Proxy: If you choose to vote by proxy, simply mark your proxy card, date and sign it and return it in the postage paid envelope provided.

●	Vote via the Internet During the Meeting: You may choose to vote electronically via the Internet at www.virtualshareholdermeeting.com/OSBC2025 during the virtual annual meeting. Stockholders will need their unique control number which appears on the proxy card (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials.

Regardless of whether you plan to participate in the audio webcast of the meeting, you are urged to either vote via the Internet before the meeting or sign, date, and return your proxy card. If you participate in the audio webcast, you may continue to have your shares of common stock voted as you instructed in a previously delivered proxy.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in “street name” through a bank, broker or other nominee, how do I vote?

If you hold your shares in street name and you received this proxy statement from your bank, broker or other nominee (collectively, a “broker”), your broker will provide you with instructions for voting your shares. The availability of online voting during the meeting may depend on the voting procedures of the broker that holds your shares. If you have any questions about voting or your control number, please contact the broker that holds your shares.

What if I change my mind after I return my proxy?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

●	timely delivering a new valid proxy bearing a later date either by mail or electronic vote over the Internet, or
●	timely sending notice to our Stockholder Relations Manager, Shirley Cantrell, at Old Second Bancorp, Inc., 37 S. River St., Aurora, Illinois 60507, that you are revoking your proxy, or
●	attending the meeting and voting via the Internet during the live audio webcast of the meeting.

If you hold your shares in street name and desire to revoke your proxy, you will need to contact your broker to revoke your proxy or change your vote.

What is a broker non-vote?

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 6, the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2025, but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your broker so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes” but will still be counted for quorum purposes.

What is the quorum requirement for the annual meeting?

We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of our issued and outstanding shares entitled to vote are present in person or by proxy at the annual meeting. On March 21, 2025, the record date, we had 45,047,151 shares of common stock issued and outstanding. Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.

How many votes may I cast?

You are entitled to cast one vote for each share of common stock you owned on the record date with respect to each of the proposals. Stockholders do not have cumulative voting rights. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What is the required vote for each proposal?

Assuming a quorum is present, the required vote for each proposal is as follows:

●	Proposal 1: Each Class III director will be elected by a majority of the shares having voting power present in person or represented by proxy at the annual meeting,
●	Proposal 2: The say-on-pay proposal requires the approval of a majority of the shares having voting power present in person or represented by proxy at the annual meeting,
●	Proposal 3: The amendment to our Certificate of Incorporation to increase our authorized shares of common stock must receive the affirmative vote of 75% of the voting power of all outstanding shares of our common stock,
●	Proposal 4: The increase of authorized shares of common stock for issuance to our 2019 Equity Incentive Plan, as Amended and Restated, requires the approval of a majority of the shares having voting power present in person or represented by proxy at the annual meeting,
●	Proposal 5: With respect to the say-on-frequency proposal, the choice which receives the highest number of votes will be considered the frequency recommended by the stockholders, and
●	Proposal 6: The ratification of Plante & Moran, PLLC as our independent registered public accounting firm for 2025 requires the approval of a majority of the shares having voting power present in person or represented by proxy at the annual meeting.

For Proposals 1, 2, 4 and 6, this means that the number of votes cast “FOR” each proposal must exceed the number of votes cast “AGAINST” and/or “ABSTAIN” with respect to that proposal. This includes the proposal regarding the election of directors in accordance with the policy of majority voting in uncontested director elections set forth in our bylaws.

Broker non-votes will not affect the outcome of voting on a particular proposal, other than the proposal to amend our certificate of incorporation or the election of directors, but abstentions will have the effect of a vote against the applicable proposal or director. Broker non-votes will have the effect of a vote against the proposal to amend our Certificate of Incorporation.

Please note that, because the say-on-pay and say-on-frequency votes are advisory, they will not be binding upon our board of directors or our Compensation Committee.

All valid proxies that we receive will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares in street name through a broker and you do not give voting instructions, your broker is not permitted to vote your shares on any proposal other than Proposal 6, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted “FOR” each of the Class III director nominees named in this proxy statement, “FOR” the say-on-pay proposal, “FOR” the increase in authorized shares of common stock under our Certificate of Incorporation, “FOR” the increase of shares of common stock for issuance under the Restated Equity Incentive Plan, “EVERY YEAR” for the say-on-frequency proposal, and “FOR” the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for 2025. If any other matters are presented at the annual meeting, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Where do I find the voting results for the annual meeting?

If available, we will announce preliminary voting results at the meeting. The voting results will also be disclosed in a Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of the meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes equal in number, serving staggered three-year terms. As a result, the terms of only approximately one-third of our board members expire at each annual meeting. The current term of our Class III directors will expire at this year’s annual meeting. The term of our Class I directors will expire at the 2026 annual meeting and the term of our Class II directors will expire at the 2027 annual meeting.

Each proposed Class III director nominee currently serves as a Class III director.

Following a review and nomination from our Corporate Governance and Nominating Committee, our board has proposed that the following Class III directors be elected as Class III directors at our 2025 annual meeting of stockholders for a term that will expire at our 2028 annual meeting and until their respective successors are duly elected and qualified.

Class III Director Nominees

Name	Age	Served as Director Since
Edward Bonifas	65	2000
Gary Collins	66	2016
Keith Kotche	68	2021
Jill York	61	2020

Each Class III director nominee will be elected if the number of shares voted “FOR” the nominee constitutes a majority of the shares having voting power present in person or represented by proxy at the annual meeting. Accordingly, broker non-votes will not have any effect on the outcome of voting, but abstentions will have the effect of a vote “AGAINST” the applicable nominee.

There is no cumulative voting with respect to the election of directors.

The board of directors recommends that you vote “FOR” each of the above Class III director nominees.

Set forth below is information concerning our other directors, whose term of office will continue after the annual meeting, including their age and year first elected or appointed as a director.

Continuing Directors

Name	Age	Served as Director Since
Class I (term expires 2026)
John Ladowicz	72	2008
Billy J. Lyons, Jr.	64	2020
Patti Temple Rocks	65	2015
John Williams, Jr.	71	2021

Class II (term expires 2027)
James Eccher	59	2006
Barry Finn	65	2004
Dennis Klaeser	67	2021
Hugh McLean	66	2018

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification and until their respective successors are duly elected and qualified.

There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions.

No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Experience

Biographical information regarding each of our director nominees and continuing directors is set forth below, including the particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves.

Mr. Bonifas:  Mr. Bonifas is the Executive Vice President of Alarm Detection Systems, Inc., a producer and installer of alarm systems, closed circuit video systems and card access control systems, a position he has held since 2000. We consider Mr. Bonifas to be qualified for service on the board, Nominating and Corporate Governance Committee, and as Chair of the Risk and Insurance Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the communities we serve. Mr. Bonifas also serves on our Executive Committee and Information Technology Steering committee where he uses his business expertise for cybersecurity oversight.

Mr. Collins:  Mr. Collins has served as our Vice Chairman since October 2016. Before that, he was Vice Chairman of Talmer Bancorp, Inc., a publicly traded bank holding company, from 2011 until 2016. He also served as a director of Talmer Bancorp, Inc. from 2010 until 2016. Mr. Collins served as Chairman and Co-Chief Executive Officer of Lake Shore Wisconsin Corporation, a bank holding company, from 2010 until 2011, and as a founding Managing Director and Vice Chairman of The Private Bank — Chicago from 1991 until 2009. We consider Mr. Collins to be qualified for service on the board due to his experience focused within mortgage banking and real estate opportunities among residential, multi-family, and commercial lending. Mr. Collins serves on the Capital Committee, as Vice Chair of the Executive Committee, and on the Information Technology Steering Committee, Loan Committee and Risk and Insurance Committee.

Mr. Eccher:  Mr. Eccher is our Chairman, President and Chief Executive Officer of the Company. Mr. Eccher was appointed as Chairman in May 2022. Mr. Eccher has also served as our President and Chief Executive Officer of the Bank since 2003. Mr. Eccher has previously served as Senior Vice President and Branch Director of the Bank from 1999 until 2003. Before that, he served as President and Chief Executive Officer of the Bank of Sugar Grove from 1996 until 1999. We consider Mr. Eccher to be qualified for service on the board due to his experience in the financial services industry and his familiarity with our operations. Mr. Eccher serves as Chair of the Capital Committee, as Chair of the Executive Committee, as Chair of the Loan Committee and on the Risk and Insurance Committee.

Mr. Finn:  Mr. Finn served as the President and Chief Executive Officer of Rush-Copley Medical Center from 2002 until his retirement in 2019. Before that, Mr. Finn served as the Chief Operating Officer and Chief Financial Officer of Rush-Copley Medical Center from 1996 until 2002. We consider Mr. Finn to be a qualified candidate for service on the board, including as our Lead Director, and the Nominating and Corporate Governance Committee as Chair, as well as our Audit Committee, Compensation Committee, Executive Committee, Capital Committee, Information Technology Steering Committee, and the Loan Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the communities we serve.

Mr. Klaeser:  Mr. Klaeser served as a Strategic Advisor to TCF Financial Corporation (formerly, NASDAQ: TCF) from October 2020 until June 2021. Before that, he served as Chief Financial Officer of TCF Financial Corporation (formerly Chemical Financial Corporation) and TCF National Bank from August 2016 until April 2020. Prior to his time at TCF Financial Corporation (formerly Chemical Financial Corporation), Mr. Klaeser served as Chief Financial Officer and an Executive Managing Director of Talmer Bancorp, Inc. from May 2010 until Talmer Bancorp’s merger with Chemical Financial Corporation in August 2016. Mr. Klaeser also served as Chief Financial Officer and a director of First Place Bank following its acquisition by Talmer Bancorp, Inc. from January 2013 until it was merged into Talmer Bank and Trust in February 2014. Mr. Klaeser was a senior Midwest bank analyst with Raymond James from April 2009 to May 2010. From 2003 until 2009, Mr. Klaeser was Chief Financial Officer of PrivateBancorp, Inc. From 2000 through 2002, Mr. Klaeser was Managing Director and Head of the Financial Institutions Group for Anderson Corporate Finance, a division of Arthur Andersen, where he was responsible for advising financial institutions on complex merger and acquisition transactions, restructuring, and divestures. Mr. Klaeser also spent seven years as an investment banker and was head of the Financial Institutions Group at EVEREN Securities, which was acquired by First Union Securities. We consider Mr. Klaeser to be a qualified candidate for service on the board, the Audit Committee, Capital Committee, as Vice Chair of the Compensation Committee, and on the Risk and Insurance Committee due to his extensive executive-level experience in the financial services industry, including his service as a Chief Financial Officer for a public company.

Mr. Kotche:  Mr. Kotche is a former partner at the law firm Levato & Kotche, a position he held from 1984 until his retirement in 2023. Before our acquisition of West Suburban Bancorp, Inc. (formerly, NASDAQ: WNRP), he served as a director of West Suburban Bancorp, Inc. and West Suburban Bank since 2010. He previously served on the board of STC Bancshares Corp. and STC Capital Bank. We consider Mr. Kotche to be a qualified candidate for service on the board, the Compensation Committee, the Loan Committee and the Risk and Insurance Committee due to his experience in law and business, 20 years of bank board experience, and his extensive knowledge of the market areas we serve, including the markets we entered through our acquisition of West Suburban.

Mr. Ladowicz:  Mr. Ladowicz is the former Chairman and Chief Executive Officer of HeritageBanc, Inc. and Heritage Bank, where he served from 1996 until 2008, when it was acquired by the Company. We consider Mr. Ladowicz to be a qualified candidate for service on the board, the Audit Committee, the Compensation Committee, Nominating and Corporate Governance Committee, the Loan Committee, and the Risk and Insurance Committee due to his previous experience as a chief executive officer in the financial services industry, as well as his extensive knowledge of the market areas we entered through the acquisition of HeritageBanc, Inc. in 2008.

Mr. Lyons:  Mr. Lyons served for over 30 years with the Office of the Comptroller of the Currency, most recently as a National Bank Examiner, before his retirement in December 2019. We consider Mr. Lyons to be a qualified candidate for service on the board and the Audit Committee, the Nominating and Corporate Governance Committee, the Loan Committee and as Vice Chair of the Risk and Insurance Committee due to his extensive bank regulatory and bank supervision experience with the bank’s primary federal regulator.

Mr. McLean:  Mr. McLean has been a Partner with Rock Island Capital since November 2016. Before that, Mr. McLean served as Regional President and Managing Director of Talmer Bank from 2010 until October 2016. From 2009 until 2010, he was President and Director of Lake Shore Wisconsin Corporation. Mr. McLean was Vice Chairman of The PrivateBank, a publicly traded commercial bank headquartered in Chicago, from 2001 until 2008, and was a Managing Director of The PrivateBank from 1996 until 2001. He also held senior commercial banking positions with Firstar Bank and American National Bank prior to joining the PrivateBank in 1996. We consider Mr. McLean to be a qualified candidate for service on the board, the Audit Committee, Capital Committee, Compensation Committee as Chair, Information Technology Steering Committee, and the Loan Committee due to his previous experience in the financial industry.

Ms. Temple Rocks:  Ms. Temple Rocks is currently the head of Temple Rocks IMC, a marketing consulting firm. Previously, her four-decade career included C-suite leadership roles for global marketing agencies including ICF Next, Golin and Leo Burnett. She was also the Chief Communications Officer for The Dow Chemical Company. We consider Ms. Temple Rocks to be a qualified candidate for service on the board, as Chair of the Information Technology Steering Committee, and on the Risk and Insurance Committee due to her business experience and familiarity with the greater Chicago market.

Mr. Williams:  Mr. Williams is Vice President of Bracing Systems, Inc., a construction supply and equipment supplier of masonry and concrete specialties, a position he has held since 1976. Before our acquisition of West Suburban Bancorp, Inc. (formerly, NASDAQ: WNRP), he served as director of West Suburban Bancorp, Inc. and West Suburban Bank since 1986. We consider Mr. Williams to be a qualified candidate for service on the board and the Risk and Insurance Committee due to his experience in business, as well as his extensive knowledge of the market areas we serve, including the markets we entered through our acquisition of West Suburban.

Ms. York:  Ms. York most recently served as President, Head of Equipment Finance and Leasing Solutions for Fifth Third Bank, until April 2020. Before that, she held various executive level positions with MB Financial Inc. (formerly, NASDAQ: MBFI), including serving as its Chief Financial Officer, and most recently serving as its Vice President and as Executive Vice President, Specialty Banking and Mergers and Acquisitions, of its subsidiary bank, until it was sold to Fifth Third Bank in March 2019. We consider Ms. York to be a qualified candidate for service on the board, as Chair of the Audit Committee, and on the Compensation Committee, Capital Committee, the Information Technology Steering Committee, and the Risk and Insurance Committee due to her extensive executive-level experience in the banking industry, including her service as a Chief Financial Officer for a public company.

Biographical Information for Executive Officers

Name	Title
James Eccher	Chairman, President and Chief Executive Officer of the Company and the Bank
Bradley Adams	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Gary Collins	Vice Chairman
Donald Pilmer	Executive Vice President, Chief Lending Officer
Richard Gartelmann	Executive Vice President, Wealth Management

Because each of Mr. Eccher and Mr. Collins also serves on our board of directors, we have provided biographical information for them above. Biographical information for each of Mr. Adams, Mr. Gartelmann and Mr. Pilmer is provided below:

Mr. Adams, age 51, joined the Company and the Bank in May 2017 to serve as an Executive Vice President and our Chief Financial Officer. Since August 2023, Mr. Adams also serves as the Chief Operating Officer of the Company and the Bank. From November 2016 until joining us, he served as Executive Vice President and Director of Corporate Development and Strategy for TCF National Bank, where he oversaw corporate development and strategy. Before that, he served as Executive Managing Director, Corporate Development, of Talmer Bancorp, Inc. from 2011 until 2016. While at Talmer, Mr. Adams was responsible for management of internal financial reporting, budgeting, mortgage bank accounting, investor relations, strategic planning and corporate development activities. Prior to joining Talmer, Mr. Adams also held positions as Managing Director of W2 Freedom, LLC, a private investment fund manager focused on investing in community banks, and as Director of Investor Relations for Fifth Third Bancorp.

Mr. Pilmer, age 60, joined the Company and the Bank in 1989. He currently serves as Executive Vice President (a position he has held since 2012) and as Chief Lending Officer (a position he has held since 2016). Mr. Pilmer manages the Commercial Banking unit and has more than 29 years of experience in the Commercial Banking industry

Mr. Gartelmann, age 56, joined the Company and the Bank in 2011. He currently serves as Executive Vice President (a position he has held since 2018) and Head of Wealth Management (a position he has held since 2016). Before that, he was Senior Vice President and Head of Investments of the Bank. Mr. Gartelmann has over 28 years of investment experience and over 26 years of banking experience.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Currently, the board of directors is made up of twelve directors, approximately one-third of whom are elected by the holders of our common stock every three years to serve staggered terms. In accordance with our corporate governance procedures, the board does not involve itself in our day-to-day operations, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below.

Director Attendance

The board of directors held four meetings during 2024. All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served. We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting. Last year, all of our then-serving directors attended our annual meeting. We expect each director to attend our annual meetings of stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting.

Code of Business Conduct and Ethics

The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the SEC, can be found on our website at www.oldsecond.com. We will post on our website any amendments to, or waiver from, the Code of Business Conduct and Ethics as it applies to any director or officer to the extent required to be disclosed by applicable NASDAQ or SEC requirements.

Director Independence

The board of directors has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is made up solely of directors who are deemed to be “independent” under the rules of NASDAQ. NASDAQ’s independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director’s status as an independent director. The board has determined that all of the directors and nominees are “independent” as defined by the NASDAQ Stock Market, with the exception of Messrs. Eccher and Collins, each of whom is an executive officer, and Ms. Temple Rocks, as noted below.

During its review of director independence, the board reviewed certain transactions between Alarm Detection Systems, Inc. (ADS) and the Company. Mr. Bonifas is an Executive Vice President of ADS. We did not utilize any of ADS’ services in 2024; however, in 2023 and 2022, we paid ADS $1,737 and $156,450, respectively. Each of these amounts are less than 1% of ADS gross revenue for each applicable year. Mr. Bonifas was not involved in the transactions with ADS, and has only an indirect and de minimis interest as a stockholder of ADS. Per NASDAQ and SEC rules, the board has determined that Mr. Bonifas qualifies as an independent director of the Company.

In addition, during its review of director independence, the board reviewed certain transactions between Temple Rocks IMC and the Company. Ms. Temple Rocks is the Senior Partner of Temple Rocks IMC, a marketing firm. Per NASDAQ and SEC rules, the board determined that Ms. Temple Rocks would not qualify as an independent director because we paid Temple Rocks IMC for marketing services of approximately $0 in 2024 and 2023 and $144,297 in 2022. Our engagement of Temple Rocks IMC ended in December 2022.

Board Resignation Policy

Our board of directors has adopted a resignation policy that provides that no person will be elected to serve, or will continue to serve, as a director of the Company after attaining age 73, and each director candidate or nominee has agreed that upon attaining age 73 during his or her tenure as director, the director will be deemed, effective at such time, to have resigned his or her directorship.

Our bylaws further provide that a nominee for director in an uncontested election will be elected by a majority of the shares having voting power present in person or represented by proxy at the meeting. Under our resignation policy, if a nominee receives more votes “against” his or her election than votes “for” his or her election, the director must promptly tender a written offer of resignation to the Chairman of the board of directors. Our Nominating and Corporate Governance Committee will promptly consider the director’s offer of resignation and recommend to the board of directors whether to accept or reject it. The board will act on the committee’s recommendation and will publicly disclose its decision within 120 days after the election results are certified.

Board Skills Matrix

Our board of directors collectively possesses deep experience across key disciplines that are critical to the strategic and operational oversight of the Company. The matrix below highlights the primary areas of expertise represented on the board. This disclosure reflects the board’s commitment to maintaining a well-rounded composition that supports effective governance, risk oversight, and long-term value creation for our shareholders.

Director	Financial Expertise	Banking/Finance	Risk Management	Legal/Regulatory	Technology/IT	Marketing/Communications
Edward Bonifas			✓		✓
Gary Collins		✓	✓	✓
James Eccher	✓	✓	✓	✓		✓
Barry Finn	✓		✓		✓
Dennis Klaeser	✓	✓	✓	✓
Keith Kotche		✓	✓	✓
John Ladowicz	✓	✓	✓
Billy J. Lyons, Jr.	✓	✓	✓	✓
Hugh McLean	✓	✓			✓
Patti Temple Rocks			✓		✓	✓
John Williams, Jr.		✓	✓
Jill York	✓	✓	✓		✓

Committees of the Board of Directors

Actions taken by each committee of the board are reported to the full board, usually at its next meeting. The principal responsibilities of each of the committees are described below. Our board committees are currently composed as follows (M — member; C — chair):

Current Board Committee Assignments

Name	Audit	Compensation	Information Technology Steering *	Loan*	Nominating and Corporate Governance	Risk and Insurance
Edward Bonifas			M		M	C
Gary Collins			M	M		M
James Eccher				C		M
Barry Finn	M	M	M	M	C
Dennis Klaeser	M	M				M
Keith Kotche		M		M		M
John Ladowicz	M	M		M	M	M
Billy J. Lyons, Jr.	M			M	M	M
Hugh McLean	M	C	M	M
Patti Temple Rocks			C			M
John Williams, Jr.						M
Jill York	C	M	M			M

*Bank-level committee.

Assuming the election or re-election of certain Nominating and Corporate Governance members, the board committees will be composed as follows:

Anticipated Board Committee Assignments After Annual Meeting

Name	Audit	Compensation	Information Technology Steering *	Loan*	Nominating and Corporate Governance	Risk and Insurance*
Edward Bonifas			M		M	M
Gary Collins			M	M		M
James Eccher				C		M
Barry Finn	M	M	M	M	C
Dennis Klaeser	M	M				M
Keith Kotche		M		M	M	M
John Ladowicz	M	M		M	M	M
Billy J. Lyons, Jr.	M			M	M	C
Hugh McLean	M	C	M	M
Patti Temple Rocks			C			M
John Williams, Jr.						M
Jill York	C	M	M			M

*Bank-level committee.

Audit Committee

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee is solely responsible for the pre-approval of all required audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted. The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com, in the “Governance Documents” section under “Investor Relations.” You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of our Audit Committee during 2024 were Ms. York (who serves as Chair), Mr. Finn, Mr. Klaeser, Mr. Ladowicz, Mr. Lyons, and Mr. McLean. The board determined that each member of the committee was an independent director under SEC Rule 10A-3 and NASDAQ’s listing requirements. The Audit Committee met four times in 2024.

The board has designated each of Mr. Finn, Mr. Klaeser, and Ms. York as an “audit committee financial expert,” as such term is defined by the regulations of the SEC. The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of our financial statements. Ms. York and other Audit Committee members met on a quarterly basis during 2024 with our independent registered public accounting firm.

To review our annual Audit Committee report, please see “Proposal 6 — Ratification of Our Independent Registered Public Accountants — Audit Committee Report.”

Compensation Committee

The Compensation Committee reviews the performance of our executive officers and establishes their compensation levels. The committee also has the authority, among other things, to:

●	review and approve the compensation of our chief executive officer and other executive officers;
●	approve performance goals and objectives relevant to the chief executive officer and other executive officers and evaluate, at least annually, the performance of the chief executive officer and other executive officers in light of those goals and objectives; review and approve (and administer) supplemental retirement benefit plans, employment agreements, and any severance arrangements or plans, including any benefits provided in connection with a change in control for our executive officers;
●	administer our incentive compensation plans and equity-based plans;
●	in consultation with our chief executive officer, review our management succession planning; and
●	review and evaluate the risks arising from our compensation policies and practices to determine whether our incentive compensation policies and practices are likely to have a material adverse effect on the Company.

The committee’s duties, responsibilities and functions are described more fully in its charter, which is available on our website at www.oldsecond.com, in the “Governance Documents” section under “Investor Relations.”  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of our Compensation Committee during 2024 were Mr. McLean (who served as Chair), Mr. Finn, Mr. Klaeser, Mr. Kotche, Mr. Ladowicz, and Ms. York. The board determined that each member of the committee was an independent director under NASDAQ’s listing requirements. The Compensation Committee met four times in 2024.

The Compensation Committee has the authority under its charter to select, or receive advice from, advisors (including compensation consultants). In 2024, the committee continued its engagement of McLagan, which is part of the Human Capital Solutions practice at Aon plc (“McLagan”), as independent advisors to assist the committee in determining and evaluating executive compensation. The Compensation Committee assessed the independence of McLagan taking into consideration all factors specified in NASDAQ listing standards. Based on this assessment, the Compensation Committee determined the engagement of McLagan did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year. The committee also reviews on at least an annual basis whether each director is “independent” under NASDAQ listing requirements. Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance. The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com, in the “Governance Documents” section under “Investor Relations.” You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of the Nominating and Corporate Governance Committee in 2024 were Mr. Finn (who serves as Chair), Mr. Bonifas, Mr. Ladowicz and Mr. Lyons. The board determined that each member of the committee was an independent director under NASDAQ’s listing requirements. The Nominating and Corporate Governance Committee met one time in 2024.

Board and Committee Evaluation Process

Under its charter, our Nominating and Corporate Governance Committee annually reviews and assesses the performance of our board of directors, including each committee of the board, and makes recommendations for areas of improvement as it deems appropriate. In this regard, the Nominating and Corporate Governance Committee also oversees an annual assessment of each director’s individual performance, which may be accomplished through a self-evaluation process. Each of the key committees of the board of directors (Audit, Compensation and Nominating and Corporate Governance) also performs an annual assessment of its performance and charter.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any. The committee reviews each candidate in light of the criteria that we believe each director should possess. Included in the criteria are whether each nominee: (i) meets the minimum requirements for service on the board of directors contained in our bylaws; (ii) possesses the highest personal and professional ethics, integrity and values; (iii) has, in the committee’s opinion, a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; (iv) has demonstrated effective leadership and sound judgment in his or her professional life; (v) has a strong sense of service to the communities in which we serve; (vi) has exemplary management and communication skills; (vii) is free of conflicts of interest that would prevent him or her from serving on the board; (viii) will ensure that other existing and future commitments do not materially interfere with his or her service as a director; (ix) will review and agree to meet the standards and duties set forth in the Company’s Code of Business Conduct and Ethics; (x) is willing to devote sufficient time to carrying out their duties and responsibilities effectively; and (xi) is committed to serving on the board for an extended period of time. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with NASDAQ requirements (to ensure that at least a majority of the directors will, at all times, be independent).

The committee, when considering potential board members, will look at all of the foregoing criteria. The various qualifications and criteria are normally considered by the committee in connection with its evaluation of who the committee will recommend as our director nominees. Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended 75% of committee meetings of which he or she is a member. The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

All of the nominees for election as directors at the 2025 annual meeting were recommended for nomination by the committee. The committee did not receive any formal nominations for directors from our common stockholders.

Common Stock Ownership and Retention Guidelines for Non-Employee Directors

In order to align the interests of board members and stockholders, we require each non-employee director to develop a significant equity stake in the company. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

Non-employee directors are expected to acquire, and hold during their service as board members, shares of our common stock equal in value to at least three times the annual cash retainer for non-employee directors. Each non-employee director will have five years from the date they first become subject to these guidelines to achieve these target ownership levels. Individuals who acquire shares of common stock under our equity-based incentive plans must hold at least 50% of all net after-tax acquired shares until these stock ownership guidelines are satisfied.

The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares and unvested time-based restricted stock. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested performance-based restricted stock is also not counted toward stock ownership.

All of our non-employee directors are currently in compliance with these guidelines.

Insider Trading Policy and Procedures

We maintain a comprehensive Insider Trading Policy that applies to all directors, officers, employees, and related persons of the Company and its subsidiaries. The policy is designed to promote compliance with federal securities laws and to prevent trading in Company securities while in possession of material nonpublic information. Further, it is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

Key features of the policy include:

●	Prohibition on Trading with Material Nonpublic Information: Covered individuals may not trade in Company securities, directly or indirectly, while in possession of material nonpublic information. This restriction also applies to trading in securities of other companies about which the insider may have obtained material information in the course of employment.
●	Quarterly Trading Blackouts: Directors, officers, and certain designated employees are subject to quarterly blackout periods beginning five business days prior to the end of each fiscal quarter and ending two full business days after public announcement of earnings.
●	Pre-Clearance Requirement: Directors and executive officers must obtain pre-clearance from a designated compliance officer before engaging in any transactions involving Company securities, including the adoption of Rule 10b5-1 trading plans.
●	Prohibited Transactions: The policy prohibits short sales, transactions in derivative securities (e.g., puts, calls), hedging or monetization transactions, and pledging of Company securities (subject to certain grandfathered exceptions).
●	Permitted Transactions: Certain transactions are exempt, including stock option exercises (but not market sales), restricted stock vesting (but not sales), and periodic investments through the Company’s 401(k) plan.
●	Confidentiality and Tipping Restrictions: Disclosure of material nonpublic information to others (“tipping”) is strictly prohibited, as is discussing confidential Company matters with outside parties without authorization.
●	Consequences of Violation: Violations of the policy may result in disciplinary action, including termination of employment, and may subject the individual to civil and criminal penalties.

The Insider Trading Policy is reviewed periodically and approved by the Board of Directors. It is filed as Exhibit 19.1 to the Company’s Form 10-K.

Family Relationships

There is no family relationship between any of our directors, nominees or executive officers, and there are no arrangements or understandings between the directors and any other person pursuant to which he or she was or is to be selected as a director or nominee.

Board Leadership Structure

Historically the roles of Chairman of the Board and Chief Executive Officer were separate positions within our Company, until May 2022 when Mr. Eccher was appointed to serve as our Chairman. Mr. Eccher also remains as our Chief Executive Officer and President of the Company and the Bank. We believe certain synergies are gained through the dual role of Chairman and Chief Executive Officer by facilitating efficient and effective flow of information between management and the board of directors. Further, the board believes the dual role of Chairman and Chief Executive Officer, in concert with the Lead Independent Director appointed by the board, serves the interests of stockholders by striking a balance between the development of corporate strategies and independent oversight of management. As discussed more fully below, we have appointed Mr. Finn as our Lead Independent Director.

The “Lead Independent Director” assists the board of directors in assuring effective corporate governance, and serves as chairman when the board of directors meets in independent director sessions. Our board of directors designated Mr. Finn to serve as Lead Independent Director. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary, serve as a liaison between the chair or the chief executive officer and the independent directors on certain matters, and has power to provide formal input on the agenda for meetings of the board. The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee’s selection.

Our board of directors believes this structure is appropriate for our Company because our Chief Executive Officer has the best knowledge of the day-to-day operations of the Company and can make recommendations to the board based on his ongoing experience and “hands on” running of the Company. In addition, the Lead Independent Director, who is an independent member of our board, provides independent leadership within our board that strengthens its effectiveness and oversight of our business.

Board’s Role in Risk Oversight

General

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, market risks, regulatory risks, strategic risks, cyber security risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

In 2015, we established our enterprise risk management program to assess, measure and monitor credit risk, market risk, liquidity and funding risk, capital adequacy, strategic risk, legal and compliance risk, reputation risk and operational risk. While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Risk Committee’s responsibilities include periodically reviewing and approving our enterprise risk management program and risk appetite framework; identifying emerging risks and ensuring there are plans to mitigate risks identified; reviewing stress testing activities surrounding credit, liquidity and capital, ensuring compliance with our risk appetite framework; and reviewing results of examinations by regulatory agencies and tracking remediation of reported findings. The board’s Compensation Committee monitors and assesses the various risks associated with compensation policies and individual incentive plans, and oversees incentives to ensure the level of risk-taking is consistent with our overall strategy.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers contribute to enterprise risk reporting to the board and attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Cyber and Information Security

Our Information Technology Steering Committee (“ITSC”) is central to the board’s oversight of cybersecurity risks, which are incorporated into our overall risk management program overseen by our Risk Committee. The board provides oversight of technology-based risk management on significant technology risk exposures such as risks related to information security, fraud, data protection, business continuity, vendor management and cybersecurity. The Chief Technology Officer, Chief Risk Officer and Chief Information Security Officer regularly attend the committee meetings and provide comprehensive briefings and reporting no less than quarterly to ensure the highest levels of management are kept abreast of the cybersecurity posture and potential risks we face. As the Bank deploys new technology and platform innovations to gather, process, analyze, and provide information to execute transactions and meet the needs of its customers, the Bank ensures that its operations are effective on enhancing productivity to meet its strategic goals while mitigating technology risks through its efforts to improve cybersecurity, data privacy, and data management. Board and ITSC members receive reporting on significant cyber events including response efforts, legal obligations, and notification to regulators and/or customers when needed. The Risk Committee has approved a standalone Cybersecurity Risk Appetite Statement against which the Bank’s performance is measured quarterly.

While we look to numerous frameworks to ensure the Information Security Program is maintained in line with regulatory expectations and industry best practices, the National Institute of Standards and Technology (“NIST”) cybersecurity framework is the primary standard against which we benchmark ourselves. The program incorporates all of our security policies and covers the core elements of access control, infrastructure security, cybersecurity event and incident management, data protection, third-party vendor cyber risk oversight, payment security, and training and awareness. Independent assessment and benchmarking of the program are regularly completed. We continue to make significant investments in enhancing our cyber defense-in-depth capabilities and to strengthen our partnerships with the appropriate government and law enforcement agencies and other businesses in order to understand the full spectrum of cybersecurity risks in the operating environment, enhance defenses and improve resiliency against cybersecurity threats. We continually monitor our threat environment utilizing a robust asset management program, network security monitoring, regular patch management, threat intelligence, third party service oversight, and testing of key controls. We maintain a complex Business Continuity Plan and Incident Response Plan that is routinely updated and tested. Our staff receives formal information security training under a multifaceted approach that includes tabletop exercises, web-based training and regular phishing and social engineering training. We maintain a standalone cyber insurance policy that is intended to defray the costs of an information security breach. Our information security program is independently audited no less than annually and we perform routine internal and external penetration testing.

Corporate Social Responsibility

We know that many of our stockholders expect that we conduct our business in a socially responsible manner through our actions and interactions with our customers, colleagues and within the communities that we serve. Since we were founded, we have worked to integrate corporate social responsibility into our activities. We strive to be a good corporate citizen by operating as an employer that is committed to our team members and, through our bank branches, by maintaining strong ties to the communities in which our customers live, work and do business. Although not an exhaustive list, examples of our activities that reflect our strong commitment to corporate social responsibility include:

Commitment to Community

Giving back to the communities we serve has always been an important part of our culture as a local community bank. We proudly support the communities in which we operate, not only through our banking operations, but through our employees’ volunteer and community-service efforts.

●	We currently maintain an “Outstanding” rating under the Community Reinvestment Act. This rating was reaffirmed in January of 2022.
●	Certified under the Cities for Financial Empowerment BankOn National Account Standard, the terms of the Renew checking product are structured to support the financial needs of underbanked and unbanked community members. The Renew checking product was recertified in 2024.
●	In 2024, our employees invested more than 4,100 hours to community service events, many of which were employee-led events. Our employees are represented on the board of directors of more than 60 community organizations, including local food pantries, affordable housing organizations, financial empowerment groups and economic development and revitalization boards. To further support these efforts, we provide employees up to eight hours of special purpose paid time off annually to support these efforts.

●	In 2024, we originated or extended approximately $28 million of community development loans, supporting affordable housing, community service organizations and community revitalization and stabilization efforts.
●	In 2024, we funded more than $212 million in CRA-eligible loan originations to small businesses and small farms.
●	In 2024, we funded more than $260,000 in down payment assistance grants through various affordable housing programs.
●	In 2024, we committed or paid more than $105,000 in donations and grants to support community organizations, including donations to local food pantries, a nonprofit organization supporting low income individuals faced with physical, intellectual and mental health challenges, and a nonprofit organization dedicated to providing low income families with housing opportunities throughout the Chicago area.

Employee Engagement

We believe that our continued growth and future success will depend in large part on the quality of service provided by our employees. We understand that a highly engaged and empowered workforce is key to driving success for our customers, our business, our communities and our stockholders.

We seek to provide a compelling value proposition to our employees by providing market-competitive pay and benefits which include retirement programs, broad-based bonuses, health and welfare benefits, financial counseling, paid time off, family leave and flexible work schedules.

In 2024, we identified specific areas of focus in response to employee engagement survey results. Leadership, Learning & Development, and Collaboration & Communication were the formal areas of focus. Leadership initiatives centered around increased visibility and frequency of communications resulting in live, recorded, and written messages from the Chief Executive Officer to staff, an in person visit to every branch in our footprint by the CEO and EVP of Retail Banking, strategic senior leadership attendance at meetings and events, and leadership presence at semiannual milestone anniversary luncheons. For Learning and Development we launched LinkedIn Learning to all staff with over 550 employees activating accounts, launched a Retail Mentor program to support new front line Retail staff in their first 90 days, and expanded performance management training for managers to support on-going conversation/continuous feedback. For our Collaboration & Communication focus, we piloted an enhanced 401k education program for Retail staff and launched a partnership between O2 Cares and our CRA Officer to volunteer with Junior Achievement resulting in 25+ volunteers reaching more than 300 students in the Chicagoland area.

Sustainable Business Practices

We recognize the opportunity to advance economic and social impact through sustainable business operations. In our efforts to promote greater environmental responsibility and operate at an increased level of resource efficiency we:

●	encourage conservation and recycling in the communities we serve via paperless statements and other electronic deliveries to our customers.
●	have replaced the majority of our facilities’ water bottle services with water filtration systems to reduce plastic waste.
●	seek opportunities to expand recycling programs throughout our locations, in addition to existing paper recycling and shred services in all of our locations.

Certain Relationships and Related Party Transactions

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have also adopted policies to comply with these regulatory requirements and restrictions, including policies governing the approval of related party transactions. Our Audit Committee reviews and approves all related person transactions between the Company and related parties in accordance with NASDAQ’s rules and regulations. For purposes of this review, related person transactions are those transactions required to be disclosed under applicable SEC regulations.

Banking Relationships

Certain of our executive officers and directors have, from time to time, engaged in banking transactions with the Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2024, our Compensation Committee consisted of Mr. McLean (Chair), Mr. Klaeser (Vice-Chair), Mr. Finn, Mr. Kotche, Mr. Ladowicz and Ms. York. No member of our Compensation Committee in 2024 was, during the last fiscal year, an officer or employee of the Company or formerly an officer of the Company. In addition, none has had any relationship with the Company of the type that is required to be disclosed under “Certain Relationships and Related Party Transactions.” During 2024, none of our executive officers served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that had one or more executive officers serving as a member of the board of directors or Compensation Committee of the Company.

Vote Standard for Bylaw Amendments

Our certificate of incorporation and bylaws authorize our board of directors to adopt, amend or repeal our bylaws by a majority vote. In addition, under Delaware law, our stockholders also have the power to adopt, amend or repeal our bylaws. Under our bylaws, such an action would require a majority of the shares having voting power present in person or represented by proxy at the meeting.

Stockholder Communications with Our Directors

Our stockholders may contact any member of the board of directors (including our Chairman or Lead Independent Director), or the board as a whole, through our Corporate Secretary, by mail at 37 South River Street, Aurora, Illinois 60507, or by e-mail at corporatesecretary@oldsecond.com. Any such communication should indicate whether the sender is an Old Second stockholder. Any communication will be forwarded promptly to the board as a group or to the attention of the specified director per your request. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our board or any director or committee of our board.

Stockholder Proposals and Director Nominations

Stockholder Nominations of Directors. Under our certificate of incorporation, a stockholder may nominate a candidate for election at a stockholder meeting by giving written notice, delivered to or mailed, to our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not fewer than 14 days nor more than 60 days before any meeting of the stockholders called for the election of directors. If notice of the meeting is given to stockholders less than 21 days before the date of the meeting, such written nomination must be delivered or mailed, as prescribed, to our Corporate Secretary, not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each written nomination must set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination; (b) the principal occupation or employment of each such nominee for the past five years; and (c) the number of shares of our stock beneficially owned by each such nominee and by the nominating stockholder.

Stockholder Proposal at the Meeting. A stockholder seeking to present any business at an annual meeting must submit a notice in writing to our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the annual meeting is moved to more than 30 days before or more than 60 days after the anniversary date of the previous year’s meeting, for notice by the stockholder to be timely it must be delivered to us not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Our bylaws require the stockholder’s notice to the Company with respect to a stockholder proposal (other than a director nomination) for an annual meeting of stockholders, to include, among other things, (a) the stockholder’s name and address; (b) information about the stockholder’s stock ownership in the Company and certain interests and relationships; and (c) a description of the business the stockholder desires to bring before the meeting.

Proposals in Our Proxy Statement. Under SEC rules, for a stockholder’s proposal to be included in our proxy statement and proxy card for the 2026 Annual Meeting of Stockholders, you must file a written notice of the proposal with our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not less than 120 calendar days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, or December 20, 2025, and must otherwise comply with the rules and regulations set forth by the SEC. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 21, 2025, by each director or nominee for director, by each named executive officer, by all of our executive officers, directors and director nominees as a group, and each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60507. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 45,047,151 shares of common stock outstanding as of March 21, 2025. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of March 21, 2025.

	Shares Beneficially
Name	Owned	Percent of Class
Directors and named executive officers:
Bradley Adams(1)	153,322	*
Edward Bonifas(2)	172,254	*
Gary Collins(3)	131,470	*
James Eccher(4)	361,746	*
Barry Finn(5)	85,660	*
Richard Gartelmann(6)	39,299	*
Dennis Klaeser(7)	46,580	*
Keith Kotche(8)	184,384	*
John Ladowicz(9)	200,874	*
Billy J. Lyons, Jr (10)	16,895	*
Hugh McLean(11)	157,274	*
Donald Pilmer(12)	68,731	*
Patti Temple Rocks(13)	35,953	*
John Williams, Jr.(14)	33,753	*
Jill York(15)	16,353	*

All directors, director nominees, and executive officers as a group (15 persons)	1,704,548	3.8%

5% Stockholders:
Blackrock , Inc.(16)	3,537,457	7.9%
The Vanguard Group (17)	2,637,718	5.9%

*	Denotes ownership of less than 1%.
(1)	Consists of: (i) 68,008 shares held jointly with spouse in a brokerage account; (ii) 75,300 shares held in Mr. Adams’ name with a broker: and (iii) 10,014 shares held in our 401(k) plan. Excludes 77,444 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Adams.
(2)	Consists of: (i) 169,174 shares held in a trust account and (ii) 3,080 shares held in Mr. Bonifas’ name outright. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Bonifas.

(3)	Consists of: (i) 46,624 shares held in a brokerage account; (ii) 61,768 shares held in an IRA account in Mr. Collins’ name; (iii) 16,488 shares held in Mr. Collins name outright; and (iv) 6,590 shares held in our 401(k) plan. Excludes 44,946 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Collins.
(4)	Consists of: (i) 322,692 shares held in a brokerage account; (ii) 148 shares held jointly with his spouse in a brokerage account; (iii) 32,639 shares held in our 401(k) plan and (iv) 6,267 shares held in our profit-sharing plan and trust. Excludes 184,318 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Eccher.
(5)	Consists of: (i) 85,660 shares held in a brokerage account in Mr. Finn’s name alone. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Finn.
(6)	Consists of: (i) 26,874 shares held in a brokerage account and (ii) 12,425 shares held in our 401(k) plan. Excludes 17,828 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Gartelmann.
(7)	Consists of: (i) 42,000 shares held in Trust and (ii) 4,580 shares held in Mr. Klaeser’s name outright. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Klaeser.
(8)	Consists of: (i) 184,384 shares held jointly with Mr. Kotche’s family. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Kotche.
(9)	Consists of: (i) 25,570 shares held outright; (ii) 167,012 shares held in a Roth IRA, and (iii) 8,292 shares held in a traditional IRA. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Ladowicz.
(10)	Consists of: (i) 8,542 shares held in a brokerage account and (ii) 8,353 shares in Mr. Lyons’ name outright. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Lyons.
(11)	Consists of: (i) 154,194 shares held jointly with his spouse, and (ii) 3,080 shares held in Mr. McLean’s name outright. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. McLean.
(12)	Consists of: (i) 57,649 shares held in a brokerage account; (ii) 1,450 shares held by spouse in a brokerage account; (iii) 3,966 shares held in our 401(k) plan; (iv) 180 shares held in our profit sharing plan and trust; and (v) 5,486 shares held in Mr. Pilmer’s name outright. Excludes 38,718 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Pilmer.
(13)	Consists of: (i) 17,274 shares held in Ms. Temple Rocks’ name outright; and (ii) 18,679 shares held in an IRA account in Ms. Temple Rocks’ name. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Ms. Temple Rocks.
(14)	Consists of: (i) 20,548 shares held in Mr. Williams’ name in a brokerage account; (ii) 10,125 shares in his spouse’s name; and (iii) 3,080 shares held in Mr. Williams’ name outright. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Williams.
(15)	Consists of: (i) 3,080 shares held in Ms. York’s name outright; (ii) 13,273 shares in held in a trust account. Excludes 10,551 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Ms. York.
(16)	Based on a Schedule 13G/A filed with the SEC on January 26, 2024, which we updated based on a Schedule 13F filed by BlackRock, Inc. with the SEC on February 2, 2025, BlackRock, Inc. reported beneficial ownership of 3,537,457 shares of the Company’s common stock. Of these shares, BlackRock reported sole voting power over 3,442,889 shares and no voting power over 94,568 shares. The following subsidiaries of BlackRock, Inc. hold these shares, none of which individually beneficially owns 5% or more of the outstanding shares: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; and BlackRock Investment Management, LLC. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, New York 10055.
(17)	This information is based solely on the Schedule 13F filed by Vanguard with the SEC on February 11, 2025 by The Vanguard Group for the year ending December 31, 2024, which reports shared voting power over 26,530 shares, shared dispositive power over 40,708 shares, and sole dispositive power over 2,570,480 shares. The Vanguard Group’s business address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, these insiders complied with all Section 16(a) filing requirements during 2024.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our compensation programs, the philosophy underlying our compensation strategy and the fundamental elements of the compensation paid to our “named executive officers” whose 2024 compensation information is provided in the tables following this discussion. Our named executive officers as of December 31, 2024, are noted in the following table, along with their current titles:

Name	Title
James Eccher	Chairman, President and Chief Executive Officer of the Company and the Bank
Bradley Adams	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Gary Collins	Vice Chairman
Donald Pilmer	Executive Vice President, Chief Lending Officer
Richard Gartelmann	Executive Vice President, Head of Wealth Management

Introduction

Our CD&A is organized as follows:

●	Overview and Executive Summary. We provide background context and financial and operational highlights that puts our overall disclosure into perspective.
●	Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to reflect our compensation philosophy and related operating principles.
●	Elements of Compensation. The key components of our compensation program are base salary, annual cash incentive payments and long-term equity awards, with an emphasis on tying executive compensation to performance.
●	Severance and Change in Control Arrangements. We provide certain severance benefits in the event of Mr. Eccher’s involuntary termination and “double-trigger” change in control benefits to each of our named executive officers.
●	Compensation Process. Our executive compensation program is regularly reviewed by the Compensation Committee to ensure that we meet our compensation objectives and to ensure that our compensation program does not pose material risks to the Company.
●	Analysis of 2024 Compensation. Decisions on 2024 compensation are analyzed and explained in the context of our compensation objectives and performance.
●	Regulatory Considerations. We consider guidance established by the Federal Deposit Insurance Corporation (the “FDIC”) and other bank regulatory agencies, in addition to various other regulatory requirements, in making decisions about executive compensation.

Overview and Executive Summary

Business Overview. We provide lending, deposit, and trust services for businesses and individuals. We offer competitive commercial and personal banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct our business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for customers, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

Financial and Operational Performance. During 2024, we continued our emphasis on sustaining profitability and growth. Some accomplishments in 2024 included:

●	Net Income of $85.3 million; and
●	An Efficiency Ratio (GAAP) of 54.36%.

Overview of Certain Compensation-Related Performance Metrics. In 2024, our Compensation Committee selected, among others, corporate performance metrics for our annual incentive plan based on our:

●	Adjusted Net Income, which excluded after-tax on mortgage servicing rights (“MSR”) losses, after-tax net security losses, death benefits realized on BOLI, after-tax net gains on branch sales, and acquisition related costs, as applicable. See page 50 for the reconciliation of this non-GAAP measure to GAAP Net Income. Adjusted Net Income was earned at 130.0% of target based on our 2024 Adjusted Net Income (non-GAAP) of $86.4 million, which was above our peer group median for return on average assets; and
●	Adjusted Efficiency Ratio, which is noninterest expense excluding core deposit intangible amortization and net OREO expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net losses on securities, and MSR losses, plus a tax equivalent adjustment on the increase in cash surrender value of BOLI during the applicable period. Efficiency Ratio results may also be adjusted by the Committee in its sole discretion to prevent dilution or enlargement of an award as a result of extraordinary, unusual or non-recurring items, such as acquisition related costs recorded in 2024. Adjusted Efficiency Ratio was earned at 90.68% of target based on our 2024 Adjusted Efficiency Ratio (tax-exempt, non-GAAP) of 53.18%.

Overview of Our Executive Compensation Programs. The Company and the Bank share an executive management team. The compensation packages of our named executive officers are determined and approved by our Compensation Committee based on their performance and roles for both the Company and the Bank.

We are committed to paying for performance. This commitment is reflected by the significant portion of our named executive officers’ compensation that is provided through performance-based programs. Our executive compensation programs evolve and are adjusted over time to support our business goals and to promote both near- and long-term profitable growth. Total compensation for each named executive officer varies with performance in achieving financial and nonfinancial objectives.

Accordingly, our executive compensation, particularly metrics for our short-term incentive plans, focused on the following goals and accountabilities: our net income growth, asset quality, expense control and efficiency of operations, and department and individual performance. These metrics were prudently designed to contain and minimize risk while at the same time emphasizing growth and profitability.

Say-on-Pay. At our 2024 annual meeting, approximately 88% of the votes cast on the say-on-pay proposal were in favor of approving the compensation of our named executive officers. Our board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the results of the say-on-pay vote. The Compensation Committee believes that these voting results reflect strong confidence in our board to exercise good judgment in structuring thoughtful executive compensation programs that benefit our stockholders. We considered the result of the 2024 advisory vote on executive compensation but not for specific 2024 compensation decisions. Based on this consideration and the other factors described in this CD&A, the Compensation Committee did not alter the policies or structure for named executives’ compensation for 2024.

Clawback Policy. The Compensation Committee believes it is appropriate to adjust or recover incentive awards or payments in the event the financial reporting measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. As required under SEC and NASDAQ rules, the board of directors approved the Incentive Compensation Recovery Policy effective August 15, 2023. The policy generally requires recovery of any erroneously awarded incentive-based compensation (calculated based on the error that was subsequently corrected in an accounting restatement), regardless of any misconduct or knowledge of the officer who received the compensation. But recovery is generally not required if the compensation was received before the person began serving as an officer, or the person did not serve as an officer at any time during clawback period. A clawback will be triggered by both a “Big R” restatement — one that corrects an error in previously issued financial statements that is material to the previously issued financial statement and requires a Form 8-K filing — as well as a “little r” restatement — one that corrects an error that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period and generally does not require filing a Form 8-K. Our clawback policy also provides our board of directors discretion to clawback any incentive compensation paid to an officer if the board determines it is just, practical, equitable, and in the best interests of the Company to do so, regardless of whether the Company is required to prepare a “Big R” restatement or “little r” restatement.

Objectives of Our Compensation Program

The goal of our compensation program is to align the interests of management with those of our stockholders while minimizing undue risk-taking. The Compensation Committee has designed our executive compensation program in a manner that does not provide our executives with incentives to engage in business activities or other behavior that would threaten our value or the investments of our stockholders.

The executive compensation program is intended to accomplish the following objectives:

●	pay for performance;
●	tie equity compensation to long-term value creation for our stockholders;
●	align the financial interests of our named executive officers with those of our stockholders;
●	maintain a corporate environment that encourages stability and a long-term focus for both us and our management;
●	maintain a program that:
o	clearly motivates personnel to perform and succeed according to our current goals;
o	attracts and retains key personnel critical to our long-term success; and
o	does not encourage undue risk-taking; and
●	seeks to ensure that management:
o	fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;
o	conforms its business conduct to the highest ethical standards;
o	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and
o	continues to avoid any conflict between its responsibilities to us and each individual’s personal interests.

Below we summarize certain governance practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do
Pay-for-Performance	We have structured compensation so that a meaningful portion of pay for our executive officers is subject to the attainment of key performance objectives.
Risk Management	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.
Caps on Annual Cash Incentive Payments	We have appropriate caps on annual cash incentive payments.
Stock Ownership Guidelines	We maintain stock ownership guidelines of 3x salary for our chief executive officer and 3x annual retainer for our non-employee directors.
Double Trigger Change in Control Provisions	Our change in control provisions require a double trigger.
Compensation Consultant	We engage an independent compensation consultant to assist in the development of our executive compensation program and to provide information on market trends and developments.

What We Don’t Do
No Tax Gross-Ups	We do not provide our executive officers excise tax gross-ups on benefits or under any change in control provisions or agreements.
No Excessive Perquisites	We do not offer excessive perquisites and those perquisites we do offer are limited and primarily serve to enhance our executives’ business development activities.
No Hedging or Pledging	We prohibit hedging of the pledging of our securities in a margin account or as collateral for a loan.
No Repricing of Options	Our Equity Incentive Plan prohibits repricing of underwater options without prior stockholder approval.

Elements of Compensation

Our named executive officers’ compensation program consists of four main components: (a) base salary, (b) annual cash incentives, (c) equity awards and (d) additional benefits.

The Compensation Committee’s decisions regarding each of the components for the named executive officers are based in part on the Compensation Committee’s subjective judgment and consider qualitative and quantitative factors, as discussed below. In reviewing an executive officer’s compensation, the Compensation Committee considers and evaluates all components of the officer’s total compensation package. This involves reviewing base salary, cash incentives, equity incentive awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan and any other payments, awards or benefits that an officer earns. Additionally, the Compensation Committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event.

The following overview explains the structure and rationale of the elements of compensation used for 2024.

Base Salary. The Compensation Committee believes that base compensation should offer security to each executive sufficient to maintain a stable management team and environment. In establishing an executive officer’s initial base salary the Compensation Committee considers, among other things, the executive’s level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

The Compensation Committee reviews salaries of the named executive officers on an annual basis. As with all of its decisions regarding compensation levels, when reviewing salaries the Compensation Committee considers the levels of all aspects and components of the officer’s compensation, including the individual’s potential bonus and equity awards as well as the level of benefits and perquisites offered. All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

Annual Cash Incentives. The Compensation Committee believes that annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on the achievement of corporate financial goals while considering the mitigation of any risks which may affect our overall financial performance.

In February 2024, the Compensation Committee established performance metrics under the Old Second Bancorp, Inc. Executive Annual Incentive Plan, which we refer to as our “Incentive Plan.” Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the Compensation Committee, in consultation with our Chief Executive Officer, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives. Generally speaking, performance targets are set so that improvement in a performance objective is necessary in order to receive any or all of the incentive award with respect to that objective. In addition, under the Incentive Plan, in order to be eligible for a cash incentive payment with respect to a particular year, the executive must also meet the expectations of his position during such year.

Maximum incentive opportunities are capped under the Incentive Plan to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of our long-term soundness.

Equity Awards. The Compensation Committee believes that senior management equity ownership effectively aligns the interests of senior management with those of our stockholders. Accordingly, we have implemented equity-based incentives to both encourage our management’s long-term service and give management a more direct interest in our future success. The equity incentive plan in effect in 2024, which was originally approved by our stockholders at our 2019 annual meeting of stockholders, and amended and restated for the first time by our stockholders at our 2021 annual meeting of stockholders to increase the number of authorized shares of common stock under the 2019 Equity Incentive Plan to a total of 1,800,000 shares (the “Equity Incentive Plan”), authorizes the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

All awards are at the discretion of the Compensation Committee and are generally subjective in nature. In determining the number of equity awards to be granted to executive officers, the Compensation Committee considers individual and corporate performance goals and achievement as measured by those goals, the executive’s position and his or her ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations. Because of the nature of equity awards, the Compensation Committee also evaluates prior awards of stock options and restricted stock and considers the overall wealth accumulation of a given executive officer through such awards.

As discussed below in “Analysis of 2024 Compensation—Long-Term Equity Compensation,” in 2024, the Compensation Committee granted our named executive officers service-based restricted stock units that are subject to three-year cliff vesting. In addition, in 2024 the Compensation Committee awarded performance-based restricted stock units to each of the named executive officers subject to specified performance conditions to be measured over the three-year period ending December 31, 2026.

Additional Benefits

Retirement Benefits. We sponsor a tax-qualified 401(k) savings plan and trust intended to be qualified under Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute up to a dollar limit set by law. Participants can choose between several different investment options under the 401(k) plan, including shares of our common stock.

During 2024, we provided a matching contribution on elective deferrals to eligible participants in an amount equal to 100% of the first 3% of each participant’s contributions, and 50% of the next 2% of the participant’s contributions. There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant’s annual compensation. The contribution amount granted each year is on a discretionary basis and there is no set formula used by the Compensation Committee. For 2024, the Compensation Committee elected not to make a discretionary profit sharing contribution.

Deferred Compensation. On September 23, 2020, the Board of Directors adopted the Old Second Bancorp, Inc. Voluntary Deferred Compensation Plan (the “Restated Deferred Compensation Plan”), which amended and restated our prior Executive Deferred Compensation Plan. The Restated Deferred Compensation Plan became effective on January 1, 2021 and, among other things, removed the mandatory company matching contributions for 2021 and beyond. However, the Compensation Committee may, in its discretion, make supplemental contributions (“Company Contributions”) to a participant’s retirement distribution account in the form of (a) matching contributions on behalf of participants who elect to make the maximum permissible deferral amount under the applicable 401(k) Plan, including catch-up contributions, and (b) profit sharing contributions. Company Contributions vest according to the schedule specified by the Compensation Committee on or before the time such contributions are made.

Under the Restated Deferred Compensation Plan, participants are permitted to make hypothetical investments with respect to their account balances. The participants may select such hypothetical investments from an array of publicly-traded mutual funds that are held in an insurance company separate account. Participants may elect to receive their deferred compensation balance in a lump sum or in installments. Participants may make a withdrawal from the plan during their employment in the event of hardship as approved by the plan’s administrator. The plan is administered through an independent service provider. Messrs. Eccher, Collins, Adams, Pilmer, and Gartelmann currently have account balances under our deferred compensation plan.

Perquisites and Other Benefits. We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus, cash incentive and equity incentive awards. While the benefits offered are competitive with the marketplace and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability or death. The benefits we offer to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits although there are some additional perquisites that may only be offered to executive officers. Because of the nature of the benefits offered, the Compensation Committee normally does not adjust the level of benefits offered on a year-to-year basis. We will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Designated Officers/Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Car Allowance	X	Not Offered	Not Offered
Country Club Membership	X	X	Not Offered

It is our belief that perquisites for executive officers should be very limited in scope and value. Due to this philosophy, we have generally provided very nominal benefits to executives that are not available to full-time employees, and we plan to continue this approach in the future. We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities. These individuals are eligible to use the club membership for their own personal use. Additionally, we provide Messrs. Eccher, Adams, Collins, Pilmer and Gartelmann with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers. We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules. We will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

Severance and Change in Control Arrangements

Employment Agreements and Compensation and Benefits Assurance Agreements. Under his employment agreement, we provide Mr. Eccher with certain “double trigger” severance benefits in the event of his involuntary termination following a change in control, as well as salary continuation following certain other involuntary terminations. We have also entered into Compensation and Benefits Assurance Agreements with each of our other named executive officers which also provide “double trigger” severance benefits in the event of a qualifying termination following a change in control. We believe these agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy. For a detailed description of the severance and change in control benefits applicable to our named executive officers, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Acceleration of Equity Awards. All employees, including our named executive officers, who receive equity awards under our Equity Incentive Plan will immediately vest in any unvested equity awards held by such employees upon the occurrence of a change in control if (a) the equity plan and the respective awards are not assumed by the surviving entity or (b) the plan and the respective awards are assumed by the surviving entity but the individual is terminated without cause or resigns for good reason. Additionally, under the terms of the Employment Agreement and Assurance Agreements noted above and described in greater detail below, all equity awards held by a named executive officer will become vested and exercisable upon a qualifying termination following a change in control.

No Tax Gross-Ups. We do not provide excise tax gross-ups on benefits under any change in control provisions or other agreements with named executive officers. All of our named executive officers currently have employment agreements or Compensation and Benefits Assurance Agreements that provide that in the event the officer would be subject to excise tax for any amounts payable under such agreement, the amounts to be paid will be reduced to such lesser extent that would result in no portion of such amounts being subject to excise taxes.

Compensation Process

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to our executive officers. Further, as required by guidance issued by the Federal Reserve and other financial institution regulatory agencies, and the SEC’s guidance regarding risk associated with compensation arrangements (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to the compensation plans, policies and programs maintained for our employees.

During 2024, the Compensation Committee convened in February, May, August and December. Mr. McLean, as Chair of the Compensation Committee, also met, as needed, with internal staff members to compile compensation information for this proxy statement. The Compensation Committee also met in February 2025 to approve salaries, incentive plans and performance metrics for 2025, as well as approving officer incentives earned during 2024.

Role of Compensation Consultant. The Compensation Committee’s charter gives it the authority to delegate its responsibility to members or subcommittees of the Compensation Committee. Also, the charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities. The Compensation Committee retained AON/McLagan in 2024 to provide services in connection with a review and analysis of compensation paid to our named executive officers and board of directors. In keeping with the Compensation Committee’s philosophy of comparing our compensation with that of the competitive marketplace on an annual basis, AON/McLagan also provided the Compensation Committee an updated market analysis of our executive compensation program.

Role of Executive Officers. The Compensation Committee relies upon the input of management when carrying out its responsibilities in establishing executive compensation. The Compensation Committee relies on Mr. Eccher’s input in establishing compensation for our named executive officers other than himself. Management provides the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and equity awards. The Compensation Committee also consults with management on matters that are relevant to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans. Finally, the Compensation Committee consults with our management, specifically the Bank’s Chief Risk Officer, in completing the risk review with respect to employee compensation plans. No executive officer participates in any recommendation, discussion or decision regarding his or her own compensation.

Peer Group. Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered from a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. Our peer group of 25 financial institutions was jointly presented by AON/McLagan and management and approved by the Compensation Committee. The group is periodically reviewed, with changes made to reflect merger and acquisition activity, financial situation and development, and other considerations. The institutions included in the peer group for 2024 include:

Berkshire Hills Bancorp Inc.

Brookline Bancorp Inc.

Byline Bancorp Inc.

ConnetOne Bancorp Inc.

Dime Community Bancshares Inc.

Eagle Bancorp Inc.

First Mid Bancshares

Flushing Financial Corp.

FS Bancorp Inc.

Guaranty Bancshares Inc.

Hanmi Financial Corp.

HarborOne Bancorp Inc.

Kearny Financial Corp.

Lakeland Financial Corp.

National Bank Holdings Corp.

Northfield Bancorp, Inc.

OceanFirst Financial Corp.

Peapack-Gladstone Financial

Primis Financial Corp.

QCR Holdings Inc.

Sandy Spring Bancorp Inc.

Stellar Bancorp

Univest Financial Corp.

Veritex Holdings Inc.

Westamerica Bancorp.

Analysis of 2024 Compensation

This section describes the decisions made by the Compensation Committee with respect to the compensation for our named executive officers for 2024.

Base Salary. We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above. The salaries for 2024, determined by the Compensation Committee at the beginning of 2024, are set forth in the Summary Compensation Table below. In determining base salary levels, we generally considered the following:

●	the compensation philosophy and guiding principles described above;
●	the general economic factors in the financial industry beyond our control and our financial performance compared to our peers;
●	the experience and industry knowledge of our named executive officers and the quality and effectiveness of their leadership;
●	all of the components of executive compensation, including annual cash incentives, equity awards, retirement and death benefits, as well as other benefits and perquisites; and
●	internal pay equity among our executives.

The following table details the base salary of our named executive officers for the periods presented.

		2023	2024	Percent
Name	Position	($)	($)	Increase/Decrease (%)
James Eccher	Chairman, President and Chief Executive Officer	835,000	860,050	3.0
Bradley Adams	Executive Vice President, Chief Operating Officer and Chief Financial Officer	450,000	495,000	10.0
Gary Collins	Vice Chairman	394,012	300,000	(23.9)
Donald Pilmer	Executive Vice President, Chief Lending Officer	362,472	380,595	5.0
Richard Gartelmann	Executive Vice President, Head of Wealth Management	276,600	295,962	7.0

For 2024, the Compensation Committee increased the base salaries of all listed executives (except Gary Collins) to reflect both overall corporate performance in 2023—including net income growth—and each officer’s individual contributions. In Mr. Collins’ case, his base salary was revised to reflect changes in his role, as outlined under “Executive Compensation – Employment Agreement and Offer Letters.” Mr. Pilmer’s base salary increase also related to growth in commercial treasury management and diversification of commercial products. Mr. Gartelmann’s base salary increase in 2024 compared to 2023 was commensurate with growth in wealth management income and assets under management in 2023 compared to 2022. Mr. Collins’s base salary was adjusted to reflect his new role and to address underperformance in the Residential banking unit.

Annual Cash Incentive Payments. As discussed above, under our Incentive Plan, the Compensation Committee, in consultation with our Chief Executive Officer, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives. In addition, under the Incentive Plan, the Compensation Committee also determines each executive officer’s target incentive opportunity, expressed as a percentage of base salary.

For 2024, the Compensation Committee set the target potential incentive payment, expressed as a percentage of base salary, as follows:

	Percentage of	Target Incentive
	Base Salary	Payment
Name	(%)	($)
James Eccher	80	688,040
Bradley Adams	55	272,250
Gary Collins	50	150,000
Donald Pilmer	55	209,327
Richard Gartelmann	40	118,385

For 2024, the Compensation Committee selected four performance objectives, as identified in the following table (and described in more detail below), and assigned a weight for each performance objective, stated as a percentage of the total target incentive payment.

The performance objectives chosen by the Compensation Committee and the assigned weight for each objective for 2024 performance were as follows:

	Adjusted		Adjusted	Department/
	Net Income	Asset/Credit	Efficiency	Personal
	Growth	Quality	Ratio	Performance	Total(1)
Name	(%)	(%)	(%)	(%)	(%)
James Eccher	50	20	5	5	80
Bradley Adams	40	-	10	5	55
Gary Collins	30	10	-	10	50
Donald Pilmer	25	20	-	10	55
Richard Gartelmann	15	-	-	25	40
(1)	Represents each officer’s target incentive payment expressed as a percentage of their base salary. As discussed below, under the Incentive Plan, the Committee has set threshold and maximum performance levels for certain objectives.

The Compensation Committee established threshold, target and maximum performance levels and weights for each selected corporate goal. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each corporate goal. If performance is below the threshold level for any particular corporate goal, no payment will be earned; however, payment will be earned for other corporate objectives that are achieved if at least at a threshold level of performance. Maximum represents the maximum level of performance at which, if achieved, a maximum payment is earned on each corporate goal. If performance exceeds the maximum level for any corporate goal, no further incentive above the maximum incentive for such corporate goal is earned. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate objectives.

How we defined each of these corporate objects is set forth below.

Adjusted Net Income Growth

Each named executive officer had a portion of their annual incentive tied to this performance objective in 2024. The Compensation Committee believes that our growth, as measured by our Adjusted Net Income, is an appropriate performance measure because it focuses on our financial performance, which in turn affects stockholder value. See page 50 for the reconciliation of this non-GAAP measure to GAAP Net Income. In addition, the Compensation Committee determined to use a return on average assets (“ROAA”) metric for our performance, defined as net income divided by average assets, as compared to our peer group. The ROAA metric superseded the Adjusted Net Income performance metric if we performed as well as, or better than, the median ROAA of our peer group.

The Compensation Committee applied the following scale to determine how much of the total assigned weight for this performance objective each named executive officer could receive based on our net income:

		Percent of
		Assigned
Adjusted Net Income	Notes	Weight (%)
$66.9 million	75% of 2024 budgeted net income	40	(1)
$75.8 million	85% of 2024 budgeted net income	60
$84.8 million	95% of 2024 budgeted net income	80
$89.2 million	2024 budgeted net income	100	(2)
ROAA	> 50% of peer group median ROAA	75
ROAA	> 60% of peer group median ROAA	110
ROAA	> 75% of peer group median ROAA	120
ROAA	> 90% of peer group median ROAA	130	(3)
(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 40% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.
(3)	Represents the maximum level of performance for this objective, which will result in 130% of the assigned weight being earned. The median return on average assets, or ROAA, for all peers listed above under “Compensation Process — Peer Group,” was used as a baseline for this metric.

Our Adjusted Net Income in 2024 was $86.4 million, and our reported net income was $85.3 million. Our adjusted ROAA of 1.53% exceeded our peer group median. Accordingly, each named executive officer earned 130.0% of the assigned weight for this performance objective.

Asset/Credit Quality

Mr. Eccher, Mr. Collins and Mr. Pilmer each had a performance objective related to asset quality, which was composed of two metrics, each making up 50% of the total assigned weight for this performance objective. The Compensation Committee believes that a continued focus by these executives on our asset/credit quality will ensure that we are working toward sustainable growth and profitability.

These metrics were (a) nonperforming assets to total loans plus OREO and (b) net chargeoffs to average total loans. As noted in the table below, each of these asset/credit quality metrics represents 50% of this total performance metric, if earned at target.

Nonperforming Assets	Percent of			Percent of
to Loans + OREO	Assigned Weight		Net Chargeoffs to Average Loans	Assigned Weight
(%)	(%)		(%)	(%)
2.10	50	(1)	25% to 49% of peer group percentile	50	(1)
1.95	75		50% of peer group percentile	75
1.80	100	(2)	75% of peer group percentile	100	(2)
≤ 1.35	115		> 75% of peer group percentile	115	(3)
≤ 1.00	120	(3)
(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 50% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.
(3)	Represents the maximum level of performance for this objective, which will result in 120% or 115% of the assigned weight being earned.

At December 31, 2024, our nonperforming assets to total loans plus OREO ratio was 1.30%, which resulted in 115.71% earnings from this performance metric. In addition, our net chargeoffs to average loans ratio was 0.36% while the peer group median net chargeoffs to average loans ratio for 2024 was 0.13%. This resulted in no earnings from this performance metric because we did not meet the threshold level.

Adjusted Efficiency Ratio

The Compensation Committee believes that expense control and efficiency of operations is a goal we should continually strive for in order to provide for the best financial return for our stockholders. Further, the Compensation Committee believes that our named executive officers are best situated to impact our efforts in this regard. As such, Mr. Eccher and Mr. Adams each had a portion of their annual incentive tied to our Adjusted Efficiency Ratio, as noted in the following table. For 2024, our Adjusted Efficiency Ratio was calculated as noninterest expense, excluding OREO expenses, amortization of core deposits, acquisition related costs, and net gains on branch sales, divided by the sum of net interest income, on a fully tax equivalent basis, and total noninterest income, less net losses on security sales, net losses on mortgage servicing rights, death benefits realized on BOLI, and including a tax equivalent adjustment on the increase in the cash surrender value of BOLI.

Adjusted	Percent of
Efficiency Ratio	Assigned
(%)	Weight (%)
< 57.98	50	(1)
< 55.03	75
= or < 52.08	100	(2)
< 51.23	110	(3)
(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 50% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.
(3)	Represents the maximum level of performance for this objective, which will result in 110% of the assigned weight being earned.

For 2024, our Adjusted Efficiency Ratio at year-end was 53.18% and, therefore, Mr. Eccher and Mr. Adams each earned 90.68% of their applicable assigned weight for this performance metric.

Department and Individual Performance

The Compensation Committee also set performance metrics for Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann related to their respective departments and/or individual performance to promote the leadership and development of our various lines of business. For 2024, Mr. Eccher was evaluated on the executive team’s performance as well as improvements related to employee survey results, and earned 5% of base salary on a target of 5%. Mr. Adams was evaluated on finance, information technology, loan and deposit operations and accounting department strategies and efficiencies, and earned 5% of base salary on a target 5%. Mr. Collins was evaluated on residential lending performance and overall asset quality, and earned 10% of base salary on a target of 10% for this performance metric. Mr. Pilmer was evaluated on the growth of our commercial lending performance, commercial deposits and commercial fee income, and earned 12.0% of base salary on a target 10% for this performance metric. Mr. Gartelmann was evaluated on the performance of our Wealth Management department, including growth of wealth management income and assets under management, and earned 26.78% of base salary on a target 25% for this performance metric.

Total 2024 Annual Cash Incentive Plan Awards

As outlined above, the Compensation Committee reviewed our performance and the performance of each department and executive officer, as applicable. Based on this review, the Compensation Committee approved awards at an amount equal to an interpolated amount between the total potential threshold incentive and the total maximum incentive for each performance objective (if the threshold performance level was obtained for such objective). Our named executive officers’ actual cash incentive awards for 2024 are noted in the table below, along with the percentage of the total target incentive each officer achieved.

		Percentage of
		Target Incentive
	Actual Award	Payment Achieved
Name	($)	(%)
James Eccher	740,546	107.6
Bradley Adams	327,037	120.1
Gary Collins	164,358	109.6
Donald Pilmer	213,407	101.9
Richard Gartelmann	136,971	115.7

Long-Term Equity Compensation.

2024 TRSU Awards. In 2024, the Compensation Committee approved equity grants for our named executive officers comprised of time-vesting restricted stock units, or TRSUs, as shown in the following table.

Name	TRSUs (#)
James Eccher	38,544
Bradley Adams	16,618
Gary Collins	8,246
Donald Pilmer	8,032
Richard Gartelmann	3,575

The TRSUs are subject to three-year cliff vesting, with accelerated vesting in certain circumstances as described in the “Potential Payments upon Termination or Change in Control” section below.

2024 PRSU Awards. In 2024, the Compensation Committee also approved an award of performance-based restricted stock units, or PRSUs, to our named executive officers, as shown in the following table.

Name	PRSUs (#)
James Eccher	38,544
Bradley Adams	16,618
Gary Collins	8,246
Donald Pilmer	8,032
Richard Gartelmann	3,575

The performance period for these awards began on January 1, 2024 and ends on December 31, 2026. The PRSUs will vest contingent upon the satisfactory achievement of the selected performance metrics, each measured relative to a peer group of 111 banks. The performance metrics selected by the Compensation Committee for the above-referenced awards are:

●	Relative return on average tangible common equity; and

●	Growth in relative book value per share.

The number of PRSUs that ultimately vest and convert to shares may range from 0% to 175% of the underlying PRSUs originally awarded, depending on our performance relative to these performance metrics.

Results of 2022 PRSU Awards. The final performance period for our 2022 PRSUs ended on December 31, 2024. While each performance metric was measured annually, the awards were also subject to a service requirement through the date we issued our 2024 audited financial statements. The PRSUs had a payout range from 0% of target for below threshold performance, 25% of target for threshold performance, 100% of target for target performance and 175% of target for maximum performance. The performance metrics, weight and relative goals are disclosed in the below table, along with the percent of target achieved, as measured over the three-year period.

		Threshold		Target		Maximum		Percent of
Performance Metric	Weight (%)	Performance Goal (Percentile)	Payout Rate (%)	Performance Goal (Percentile)	Payout Rate (%)	Performance Goal (Percentile)	Payout Rate (%)	Target Achieved (%)
Relative Return on Average Tangible Common Equity	67	25th	25	50th	100	75th	175	175
Growth in Relative Book Value per Share	33	25th	25	50th	100	75th	175	175

Based on the above, the 2022 PRSUs were earned at 175% of target for relative return on average tangible common equity and 175% of target for growth in relative book value per share. Payment of the earned portion of the 2022 PRSUs occurred on March 4, 2025, the date the Compensation Committee certified the performance results, and were as follows:

Named Executive Officer	2022 Earned PRSUs
James Eccher	30,203
Bradley Adams	15,439
Gary Collins	15,180

Perquisites and Other Benefits. While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2024 are reported in the Summary Compensation Table below. The benefits offered in 2024 to the named executive officers are expected to continue for 2025.

Regulatory Considerations

As a publicly-traded financial institution, we must contend with several often-overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. The Compensation Committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), such as Code Section 162(m) that may limit the tax deductibility of certain compensation; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Code Section 162(m) generally prohibits a federal income tax deduction to public companies for compensation over $1,000,000 paid to a “covered employee.” A “covered employee” includes (a) the Chief Executive Officer, (b) the Chief Financial Officer, (c) the three other most highly compensated executive officers, and (d) any individual who was a covered employee for any taxable year beginning after December 31, 2016. Before 2018, we were permitted to receive a federal income tax deduction for qualifying “performance-based” compensation as defined under Code Section 162(m) without regard to this $1,000,000 limitation. However, updated U.S. tax legislation eliminated the performance-based exception. These new rules became effective starting in 2018 for us. To the extent that in 2018 or any later year, the aggregate amount of any covered employee’s salary, bonus, and amount realized from vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as income for federal income tax purposes by the covered employee exceeds $1,000,000 in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, and may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.

Compensation-Related Governance Policies

Common Stock Ownership and Retention Guidelines for Our Chief Executive Officer

In order to align the interests of our chief executive officer with our stockholders, we have adopted a policy that requires our chief executive officer to develop a significant equity stake in the company. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

Under the policy our chief executive officer must acquire and hold shares of our common stock equal in value to at least three times his or her annual base salary. The officer will have five years from the date he or she first becomes subject to these guidelines to achieve these target ownership levels. If the officer acquires share of common stock under our equity-based incentive plans he or she must hold at least 50% of all net after-tax acquired shares until these stock ownership guidelines are satisfied. The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares and unvested time-based restricted stock. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested performance-based restricted stock is also not counted toward stock ownership. Currently, our chief executive officer is in compliance with these guidelines.

Prohibitions on Hedging and Pledging

We consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, under our Insider Trading Policy, we prohibit:

●	trading in puts, calls or similar options on any of our securities or the sale of any of our securities “short”;
●	hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock; and
●	holding our securities in a margin account or pledging our securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to our board of directors that the CD&A be included in this proxy statement and in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2024.

Submitted by:

Mr. Hugh McLean, Chair

Mr. Dennis Klaeser

Mr. Barry Finn

Mr. Keith Kotche

Mr. John Ladowicz

Ms. Jill York

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers:

							Change in
							Pension Value
						Non-Equity	and Nonqualified
						Incentive	Deferred	All
				Stock		Plan	Compensation	Other
Name and		Salary	Bonus	Awards		Compensation	Earnings	Compensation	Total
Principal Position(1)	Year	($) (2)	($)	($)(3)		($)(4)	($)(5)	($)(6)	($)
James Eccher	2024	835,000	-	1,043,772	(7)	740,546	-	74,101	2,693,419
Chairman, President and Chief	2023	810,873	-	862,809		567,800	-	52,909	2,294,391
Executive Officer	2022	668,327	-	501,517		486,619	-	45,620	1,702,083
Bradley S. Adams	2024	487,500	-	450,016	(7)	327,037	-	50,459	1,315,012
Executive Vice President, Chief Operating Officer	2023	424,591	-	308,279		279,000	-	34,548	1,046,418
and Chief Financial Officer	2022	378,066	-	256,338		216,747	-	30,362	881,513
Gary Collins	2024	347,006	-	228,084	(7)	164,358	-	64,575	804,023
Vice Chairman	2023	391,487	-	284,157		135,934	-	59,923	871,501
	2022	371,718	-	252,037		180,905	-	44,101	848,761
Donald Pilmer	2024	377,575	-	217,506	(7)	213,407	-	45,376	853,864
Executive Vice President,	2023	356,940	-	181,122		166,737	-	41,248	746,047
Commercial Lending	2022	324,405	-	120,018		148,999	-	35,932	629,354
Richard Gartelmann	2024	292,735	-	96,812	(7)	136,971	-	38,608	565,126
Executive Vice President,	2023	272,903	-	89,079		115,342	-	37,372	514,696
Wealth Management	2022	251,415	-	59,035		73,081	-	31,833	415,364
(1)	Reflects current principal positions.
(2)	Actual base paid reflects normal salary increases effective in March annually
(3)	The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — “Compensation — Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in Note 1 to our audited financial statements included in our 2024 Annual Report on Form 10-K.
(4)	See “Compensation Discussion and Analysis —Analysis of 2024 Compensation—Annual Cash Incentive Payments” above for a description of how the Compensation Committee determined the incentive payments awarded in 2024.
(5)	There were no above-market or preferential earnings on our nonqualified deferred compensation plan.

(6)	The 2024 amounts set forth in this column include the following:

	Mr. Eccher	Mr. Adams	Mr. Collins	Mr. Pilmer	Mr. Gartelmann
	($)	($)	($)	($)	($)
401(k) match	13,800	13,800	13,800	13,800	13,800
Life insurance	788	787	505	705	539
Car allowance	10,800	6,000	7,800	9,600	9,600
Country club/Social club dues	18,261	13,200	25,962	14,460	10,964
TRSU dividend equivalents	30,452	15,952	15,788	6,091	2,985
Cell phone reimbursement	-	720	720	720	720
Total	74,101	50,459	64,575	45,376	38,608

(7)	Represents the following awards and grant date fair values:

	PRSUs(a)	TRSUs
Name	($)	($)
Mr. Eccher	521,886	521,886
Mr. Adams	225,008	225,008
Mr. Collins	114,042	114,042
Mr. Pilmer	108,753	108,753
Mr. Gartelmann	48,406	48,406
(a)	The PRSUs were determined to have a value at the grant date based on management’s assessment that it was probable that the PRSUs would vest in each performance period at 1.0x the number of units granted. However, if the highest level of performance conditions with respect to the PRSUs granted in 2024 are satisfied, then the value of the PRSUs, determined as of the grant date, would be as follows: Mr. Eccher – $913,300; Mr. Adams – $393,764; Mr. Collins – $199,574, Mr. Pilmer – $190,318 and Mr. Gartelmann – $84,710.

Grants of Plan-Based Awards

The following table shows plan-based awards granted to our named executive officers in 2024.

								All Other
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Stock Awards:	Grant Date
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Number of	Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)	Share of Stock or Units (#)(3)	of Stock Awards ($)(4)
James Eccher	2/20/2024	279,516	688,040	851,450				38,544	521,886
					9,636	38,544	67,452		521,886
Bradley S. Adams	2/20/2024	103,950	272,250	336,600				16,618	225,008
					4,155	16,618	29,082		225,008
Gary Collins	3/20/2024	51,000	150,000	182,250				8,246	114,042
					2,062	8,246	14,431		114,042
Donald Pilmer	2/20/2024	76,119	209,327	251,193				8,032	108,753
					2,008	8,032	14,056		108,753
Richard Gartelmann	2/20/2024	17,758	118,385	131,703				3,575	48,406
					894	3,575	6,256		48,406
(1)	Amounts reported represent the potential payouts pursuant to our Incentive Plan subject to the evaluation criteria set by the Compensation Committee, with all payments subject to achievement of Company and/or individual and departmental goals as discussed in “Compensation Discussion and Analysis —Analysis of 2024 Compensation—Annual Cash Incentive Payments.” Actual amounts earned by each named executive officer are included in the column entitled “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table” above.
(2)	Represents the award of PRSUs with a three-year performance period (2024-2026). The vesting is subject to the achievement of pre-established targets and the officer’s continued service through the vesting date. See “Compensation Discussion and Analysis – Analysis of 2024 Compensation – Long-Term Equity Compensation – 2024 PRSU Awards.” Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.
(3)	Represents the award of TRSUs that will cliff vest on the third anniversary of the grant date.
(4)	This amount represents the grant date fair value for equity awards in accordance with ASC 718 – “Compensation – Stock Compensation”. The grant date fair value of the PRSUs was estimated at the target performance level.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards at December 31, 2024, held by the individuals named in the Summary Compensation Table:

	Stock Awards
				Equity Incentive	Equity Incentive Plan
	Number of		Market value of	Plan Awards:	Awards: Market value
	shares or units of		of shares or	Number of shares	of PRSU shares or
	stock that have		units of stock that	or units of stock	units of stock that
	not vested		have not vested	that have not vested	have not vested
Name	(#) (TRSUs)		($) (TRSUs)(1)	(#) (PRSUs) (7)	($)(1) (7) (8)
James Eccher	80,840	(2)	1,437,335	93,785	1,667,497
Bradley Adams	34,385	(3)	611,365	41,003	729,033
Gary Collins	25,165	(4)	447,434	31,672	563,128
Donald Pilmer	21,548	(5)	383,123	13,288	236,261
Richard Gartelmann	10,223	(6)	181,765	6,160	109,525
(1)	Based upon the closing price of our common stock on December 31, 2024 (the last trading day of the year) of $17.78 per share.
(2)	Represents the following unvested TRSUs granted to Mr. Eccher:
●	17,258 TRSUs that vest on February 15, 2025
●	25,038 TRSUs that vest on February 21, 2026
●	38,544 TRSUs that vest on February 20, 2027
(3)	Represents the following unvested TRSUs granted to Mr. Adams:
●	8,821 TRSUs that vest on February 15, 2025
●	8,946 TRSUs that vest on February 21, 2026
●	16,618 TRSUs that vest on February 20, 2027
(4)	Represents the following unvested TRSUs granted to Mr. Collins:
●	8,673 TRSUs that vest on February 15, 2025
●	8,246 TRSUs that vest on February 21, 2026
●	8,246 TRSUs that vest on February 20, 2027
(5)	Represents the following unvested TRSUs granted to Mr. Pilmer:
●	8,260 that vest on February 15, 2025
●	5,256 that vest on February 21, 2026
●	8,032 that vest on February 20, 2027
(6)	Represents the following unvested TRSUs granted to Mr. Gartelmann:
●	4,063 that vest on February 15, 2025
●	2,585 that vest on February 21, 2026
●	3,575 that vest on February 20, 2027
(7)	Represents the unvested PRSUs as of December 31, 2024 and includes the 2022 PRSUs earned upon satisfaction of the performance at 175%. The 2022 PRSUs were vested and paid on March 4, 2025. See the table on page 32 which represents the number of shares actually earned on these vested PRSUs.
(8)	Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The number of unearned PRSUs reported assumes the units are earned and vested at 1.0x the number of units granted (representing satisfaction of corporate performance goals at the target performance level).

Equity Grant Practices

The Compensation Committee maintains a structured equity grant process to align executive awards with long-term shareholder value creation and to mitigate the influence of material nonpublic information (MNPI) on grant decisions. Annual equity grants are typically approved during a regularly scheduled Compensation Committee meeting in the first quarter of each fiscal year. These meetings are scheduled well in advance and are not coordinated with the release of MNPI. The Compensation Committee does not time equity grants in connection with the disclosure of MNPI, nor does it accelerate or delay public disclosures to affect executive compensation outcomes. While MNPI may be discussed during Compensation Committee meetings, it does not influence the timing, amount, or pricing of equity awards. In 2024, all equity awards were in the form of time-based restricted stock units and performance-based RSUs. No stock options or stock appreciation rights were granted.

Stock Vested

The following table provides information concerning stock awards that vested in 2024 for our named executive officers. No stock options were exercised by our named executive officers in 2024.

	Stock Awards
	Number of	Value
	shares acquired	realized on
	on vesting	vesting(1)
Name	(#)	($)
James Eccher	51,190	689,836
Bradley S. Adams	26,815	361,359
Gary Collins	26,540	357,653
Donald Pilmer	10,108	137,974
Richard Gartelmann	4,954	67,622
(1)	The dollar values reported in this column were calculated using the per share closing price of our common stock on the vesting date of the awards.

Nonqualified Deferred Compensation

We sponsor the Executive Deferred Compensation Plan, which is described in the CD&A above, and the Director Deferred Compensation Plan, which is described below following the Directors Compensation Table. The plans provide a means by which certain executives and directors may voluntarily defer all or a portion of their compensation. The plans are funded by participant deferrals. The current plan, approved in 2020, effective January 1, 2021, does not allow for company matching contributions. Discretionary employer profit sharing contributions are also no longer allowed under the plan approved in 2020. With respect to their deferrals and our contributions, participants are permitted to make hypothetical investment elections in publicly-traded mutual funds, which are held in an insurance company separate account. Earnings are credited to the participant accounts under the plan based on the performance of their hypothetical investment elections. The deferrals to the Executive Deferred Compensation Plan are credited for earnings based on stock prices of their holdings. Participants may elect to receive their plan balance in a lump sum or in installments. Participants are permitted, in the discretion of the administrator, to make a withdrawal from the plan during their employment in the event of hardship.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions	contributions	gains (losses)	withdrawals/	balance at
	in last FY	in last FY	in last FY	distributions	last FYE
Name	($)(1)	($)	($)(2)	($)	($)(3)
James Eccher	-	-	117,065	-	604,855
Bradley S. Adams	-	-	4,919	-	23,283
Gary Collins	45,227	-	68,515	-	401,048
Don Pilmer	38,717	-	25,080	-	144,795
Richard Gartelmann	-	-	4,033	-	21,706
(1)	The amounts shown in this column are included within amounts reported as compensation in the Summary Compensation Table.
(2)	There were no above-market or preferential earnings or appreciation in 2024 or previous years. Amounts included in this column are not included in the Summary Compensation Table.
(3)	The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” and “All Other Compensation” in the Summary Compensation Table for the applicable year.

Employment Agreement and Offer Letters

Mr. Eccher’s Employment Agreement

On September 16, 2014, but effective January 1, 2015, we entered into an employment agreement with Mr. Eccher to serve as Chief Executive Officer and President of the Company and the Bank. The employment agreement had an initial term of one year, and will be automatically renewed for successive one-year terms, unless either party gives at least 90 days prior written notice of non-renewal; provided, that, the term will be extended for a two-year period immediately following a change in control that occurs during the term. Under the employment agreement, Mr. Eccher initially received an annual base salary of $400,000. The base salary will be reviewed annually and may be increased, but not decreased, at the discretion of the Compensation Committee. His current base salary is $900,000.

In addition to his base salary, Mr. Eccher is eligible to receive performance-based annual incentive bonuses, in accordance with the Company’s annual incentive plan, a monthly car allowance of $900, reimbursement for costs associated with maintaining a country club membership, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of the Company.

We may terminate Mr. Eccher’s employment with or without cause, and Mr. Eccher may terminate his employment with or without good reason. Mr. Eccher is also eligible for certain severance benefits upon a change in control. Further detail on our severance obligations to Mr. Eccher, including the definitions of “cause,” “good reason” and “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Eccher’s employment agreement also contains provisions related to non-competition that generally preclude Mr. Eccher, for a period of 12 months following his termination without cause by the Company or for good reason by him, if he is terminated outside of the 24 month period following a change in control, from, among other things, engaging or investing in, managing, owning, operating, financing, controlling, participating in the ownership, management, operation or control of, being employed by, associated with, or in any manner connected with, serving as a director, officer or consultant to, any person or business entity that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, with an office within 25 miles from any banking or other office of the Company and its affiliates. In addition, during the term and 12 months following his termination for any reason, he cannot (a) induce or attempt to induce any employee of the Company or any of its affiliates to leave their employment, (b) interfere with the relationship between the Company or its affiliates and any employee of the Company or its affiliates; or (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its affiliates with whom he had an ongoing business relationship to cease doing business with the Company or its affiliates or interfere with, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its affiliates with whom he had an ongoing business relationship to cease doing business with the Company or its affiliates.

Mr. Adams’ Offer Letter

On April 3, 2017, we entered into an offer letter with Mr. Adams, as amended on April 15, 2017 and April 19, 2017, to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank effective May 2, 2017. Under the offer letter, Mr. Adams has an annual base salary of $300,000, which will be reviewed annually for merit increases by the board of directors. His current base salary is $529,650. In addition to his base salary, Mr. Adams is eligible to receive a performance-based annual incentive bonus of 55% (increased from 50% in his offer letter) of his base salary in accordance with the Company’s officer incentive plan, a monthly car allowance of $500, costs associated with maintaining a country club membership of up to $600 per month, and other benefits, including normal employee insurance benefits and 401(k) and profit sharing plans.

As provided in the offer letter, we also entered into a Compensation and Benefits Assurance Agreement with Mr. Adams that provides him with certain severance benefits if he is terminated following a change in control. Further detail regarding our severance obligations to Mr. Adams, including the definition of “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Collins’ Offer Letter; 2024 Employment Agreement

On August 1, 2016, we entered into a revised offer letter with Mr. Collins (which superseded and replaced his April 1, 2016 offer letter), to serve as Vice Chairman of the Company and the Bank effective October 2016. Under the offer letter, Mr. Collins had an annual base salary of $300,000, which was reviewed annually for merit increases by the board of directors. For 2024, his base salary was $300,000. In addition to his base salary, Mr. Collins under the offer letter was eligible to receive a performance-based annual incentive bonus of 50% (increased from 45% in his offer letter) of his base salary. He was also eligible to participate in the Bank’s Deferred Compensation Plan and in other benefits plans, including normal employee insurance benefits and 401(k) and profit sharing plans. As provided in the offer letter, we also entered into a Compensation and Benefits Assurance Agreement (the “Collins CBAA”) with Mr. Collins that provides him with certain severance benefits if he is terminated following a change in control. Further detail regarding our severance obligations to Mr. Collins, including the definition of “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

On March 20, 2024, we entered into an employment agreement with Mr. Collins, which supersedes Mr. Collins’ August 1, 2016 revised offer letter but does not supersede the Collins CBAA. Under the employment agreement, Mr. Collins will continue to serve as Vice Chairman of the Bank and the Company and by June 30, 2024, Mr. Collins transitioned out of direct management of business lines and staff and focused instead on strategic objectives, reporting directly to our Chief Executive Officer. The employment agreement will remain in effect until July 1, 2027. Under the employment agreement, Mr. Collins initially received an annual base salary of $394,012. On July 1, 2024, the annualized base salary was adjusted to $300,000. Mr. Collins’ base salary will be reviewed annually and he may be eligible for merit based increases at the sole discretion of the Company. In addition to his base salary, Mr. Collins is eligible to receive performance-based annual incentive bonuses with a target bonus of fifty percent (50%) of his base salary, in accordance with the Company’s annual incentive plan, reimbursement for costs of club membership dues, and also to receive employee benefits on as favorable a basis as other similarly situated executives of the Company.

Potential Payments Upon Termination or Change in Control

The board of directors believes that the interests of stockholders will be best served if the interests of executive management are aligned with the stockholders, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders.

The respective employment agreement for Mr. Eccher and Mr. Collins provides for certain payments and benefits if we terminate such executive’s employment without cause or if such executive terminates his employment for good reason. Mr. Eccher and Mr. Collins are also eligible for certain severance benefits upon a change in control.

In addition, each of Mr. Adams, Mr. Pilmer and Mr. Gartelmann have entered into substantially similar Compensation and Benefits Assurance Agreements with us that provide for payments and benefits if the executive is terminated following a change in control. On March 16, 2021, we entered into an amended Compensation and Benefits Assurance Agreement with Mr. Gartelmann, which superseded and replaced his prior agreement dated June 17, 2014. The amended agreement, among other things, removed the provision related to certain tax gross-up payments to Mr. Gartelmann, in the event any severance or other payments from the Company would constitute an excess parachute payment.

Employment Agreement with Mr. Eccher

The employment agreement provides for severance benefits in the event Mr. Eccher is terminated by the Company without cause or by the executive for good reason (each a “Termination”). For a Termination during the employment period that does not occur in connection with a “change in control” of the Company (as defined below), Mr. Eccher is entitled to receive 24 months of base salary continuation.

For purposes of his employment agreement, “cause” is generally defined to mean the occurrence of any one or more of the following events:

●	his demonstrably willful and deliberate act or his failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its affiliates, and which act or inaction is not remedied within 15 business days of written notice from the Company or the affiliate for which he works;

●	his conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its affiliates;
●	his death; or
●	if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or if he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

For purposes of his employment agreement, “good reason” is generally defined to mean the occurrence of any one or more of the following events, unless he agrees in writing that such event will not constitute “good reason”:

●	a material and adverse change in the nature, scope, or status of his position, authorities, or duties;
●	a material reduction in his base salary or a material reduction in his aggregate benefits or other compensation plans;
●	a relocation of his primary place of employment of more than 25 miles;
●	the failure by an acquirer to assume his employment at the time of a change in control; or
●	a material breach by the Company of his employment agreement.

For a Termination that occurs within 24 months after a change in control of the Company, which we refer to herein as the “Covered Period,” Mr. Eccher is entitled to receive an amount equal to three times the sum of his current base salary plus an amount equal to his average bonus paid for the three calendar years preceding the year of Termination (including deferred amounts). Any severance paid in connection with a Termination during the Covered Period will be paid in a single lump sum. In addition, Mr. Eccher will be entitled to immediate and full vesting of any outstanding, unvested equity awards, continued health insurance for him and his dependents for up to 18 months following the Termination at a cost that is the same as paid by active employees, and one year of outplacement services at the Company’s expense.

For purposes of his employment agreement, “change in control” will generally be deemed to have occurred upon, the first to occur of any of the following events:

●	any person (as defined in the employment agreement) is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of the Company representing 33% or more of the total voting power represented by the Company’s then outstanding voting securities; or
●	during any period of two consecutive years, individuals who at the beginning of such period constitute the board and any new director whose election by the board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
●	consummation of: (a) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 67% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (b) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company’s assets.

All severance benefits under the employment agreement are contingent upon Mr. Eccher’s execution and non-revocation of a general release and waiver of claims against the Company.

2024 Employment Agreement with Mr. Collins

As described above, on March 20, 2024, we entered into an employment agreement with Mr. Collins, which superseded Mr. Collins’ August 1, 2016 revised offer letter but does not supersede his Compensation and Benefits Assurance Agreement, otherwise referred to at the Collins CBAA.

Under his employment agreement, within 60 days of Mr. Collins’ termination without cause (as defined in the Collins CBAA) and such termination qualifies as a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)  (a “qualifying termination”), Mr. Collins is entitled to (i) a lump-sum cash payment in an amount equal to Mr. Collins’ unpaid base salary, accrued paid time off, unreimbursed business expenses, and all other items earned by and owed to Mr. Collins through the date of such termination, (ii) a lump-sum cash payment equal to the sum of (x) one times Mr. Collins’ annual base salary then in effect (but not less than the $300,000 base salary in effect on July 1, 2024) and (y) a pro-rata payment of Mr. Collins’ target annual bonus for the year based on his full months of employment during such year of termination, (iii) immediate full vesting of all time-based equity awards outstanding and vesting of performance-based equity awards at a pro-rata amount based on the target number of performance-based awards multiplied by the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the termination date and (y) the number of full months in the applicable performance period, and (iv) continued health insurance through COBRA or the Company’s retiree plan for up to 12 months following the termination at a cost that is the same as paid by active employees.

Upon termination for any other reason, including by reason of Mr. Collins’ death or disability, his voluntary termination for any reason, or his termination of employment with the Company for cause (as defined in the Collins CBAA), Mr. Collins will be entitled to the benefits described in (i) and (iii) in the preceding paragraph.

If Mr. Collins incurs a qualifying termination that entitles him severance benefits under his employment agreement, and then later becomes entitled to severance benefits under the Collins CBAA due to a change in control, as described below (“Collins CBAA Benefits”), Mr. Collins has agreed that such Collins CBAA Benefits shall be reduced by the amount of severance benefits that he received or is entitled to receive under the employment agreement. If a change in control occurs during the term of the employment agreement that entitles Mr. Collins to Collins CBAA Benefits upon his qualifying termination, Mr. Collins has agreed that he shall be entitled solely to the Collins CBAA Benefits, and no severance benefits shall be due under his employment agreement. For the avoidance of doubt, in all events Mr. Collins shall not be entitled to receive both the full amount of severance benefits under his employment agreement and the Collins CBAA Benefits.

As a condition to the above payments promised under his employment agreement, Mr. Collins has agreed that upon any termination of employment with the Company for any reason (a) he is subject to certain confidentiality, non-disclosure, non-interference and non-solicitation restrictions for a period of 12 months following termination of employment with the Company for any reason, which restrictions supersede and replace similar provisions in the Collins CBAA; (b) he is deemed to resign all of his officer, fiduciary, and board positions with the Company or its affiliates; (c) he will execute a general release; and (d) the protective period under the Collins CBAA will terminate no later than July 1, 2027.

Compensation and Benefits Assurance Agreements with Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann

Each of Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann have entered into a Compensation and Benefits Assurance Agreement with us. Each agreement has an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods. In addition, on the effective date of a “change in control,” the agreement will automatically renew for a two-year period, which we refer to as the “extended period,” and thereafter will automatically terminate.

Each agreement provides that, in the case of: (a) a termination of employment by us without “cause” within six months prior to or 24 months immediately following, a change in control, or (b) a termination of employment by the executive for “good reason” within 24 months following a change in control, the executive officer (except as described above with respect to Mr. Collins employment agreement) will be entitled to:

●	a lump sum payment of accrued base salary, accrued vacation pay, unreimbursed business expenses and all other items earned by or owed to the executive through and including the date of termination.
●	a lump sum severance payment equal to two times the sum of (i) the greater of the executive’s annual rate of base salary in effect upon the date of termination or the executive’s annual rate of base salary in effect immediately prior to the occurrence of the change in control and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.

●	immediate 100% vesting of all stock options and any other awards which have been provided to the executive by us under any of our incentive compensation plans.
●	at the exact same cost to the executive, and at the same coverage level as in effect as of the executive’s termination, a continuation of the executive’s (and the executive’s eligible dependents) health insurance coverage for 24 months from the date of termination. If the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any pre-existing condition of the executive or the executive’s eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).
●	at our expense, standard outplacement services for a period of up to one year from the date of executive’s termination, with a maximum amount to be paid by us for such outplacement services limited to $20,000.

For purposes of each agreement, “cause” is generally defined to mean the occurrence of any one or more of the following events:

●	a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within 15 business days of written notice from the Company or the subsidiary for which the executive works; or
●	the executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

For purposes of each agreement, “good reason” is generally defined to mean the occurrence of any one or more of the following events within the extended period:

●	a material reduction or alteration in the nature or status of his authorities, duties, or responsibilities from those in effect as of 90 days prior to the change in control;
●	the requirement that the executive be based at a location in excess of 25 miles from his principal job location or office immediately prior to the change in control;
●	a reduction in the executive’s current base salary and/or other benefits or perquisites; or
●	the failure of the Company, or any of its subsidiaries, to keep in effect any of the compensation, health and welfare benefits, or perquisite programs under which the executive receives value, as such programs exist immediately prior to the change in control, or the failure of the Company or one of its subsidiaries, to meet the funding requirements, if any, of each of the programs. However, the replacement of an existing program with a new program will be permissible (and not grounds for a good reason termination) if done for all employees generally; or
●	the Company, or any successor company commits a material breach of any provision of the agreement including, but not limited to the Company failing to obtain the assumption of, or the successor company refusing to assume the obligations of the agreement.

For purposes of each agreement, the term “change in control” generally has the meaning ascribed to it in Mr. Eccher’s employment agreement as described above under “Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Eccher.”

In exchange for the payments and benefits provided, under each agreement, the executive officers have agreed to be bound by certain restrictive covenants, as applicable. The restrictive covenants will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than our board of directors) confidential or proprietary knowledge or information which the executive officers may acquire during their employment.

Equity Award Agreements

Retirement, Death and Disability. Generally speaking, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees. Following a termination due to death or disability, each named executive officer (or his estate) shall be entitled to the following:

●	Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his vested stock options.
●	Any unvested restricted stock or TRSUs outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.
●	Upon a termination of employment due to retirement (as defined in the applicable award agreement), all unvested stock options and TRSUs shall become immediately 100% vested.
●	With respect to unvested PRSUs, if the executive dies or is disabled, or if the executive provides one year written notice before his intended retirement (as defined in the applicable award agreement) but generally on or after reaching the age 60 with five years of service with the Company, then (a) with respect to PRSUs for which the performance period has already ended, the continuous service requirement will be waived and such PRSUs will fully vest to the extent the performance metrics have been achieved, and (b) with respect to PRSUs’ for which the performance period has not ended, the continuous service requirement will be waived and a pro rata number of PRSUs will vest determined based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the effective date of the executive’s termination and (y) the total number of full months in the respective performance period.

Termination without Cause or due to Good Reason. The PRSU agreements provide that, in the event of the executive’s termination without “cause” by us, or if the executive terminates his employment for “good reason” (each as defined in the Equity Incentive Plan), then (a) with respect to PRSUs for which the performance period has already ended, the continuous service requirement will be waived and such PRSUs will fully vest to the extent the performance metrics have been achieved, and (b) with respect to PRSUs for which the performance period has not ended, the continuous service requirement will be waived and a pro rata number of PRSUs will vest determined based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the effective date of the executive’s termination and (y) the total number of full months in the respective performance period.

Change in Control. With respect to unvested TRSUs and stock options awarded to our named executive officers, such awards will vest following a change in control if (i) the Equity Incentive Plan and the respective awards are not assumed by the surviving entity or (ii) the Equity Incentive Plan and the respective awards are assumed by the surviving entity but the executive is terminated without cause or resigns for good reason.

With respect to the PRSUs, the award agreement provides that, in the event of a change in control (as defined in the Equity Incentive Plan), and the awards are assumed by the surviving entity, then the PRSUs will be fixed at the target (100%) performance level on the effective date of the change in control and will be deemed earned (the “Earned PRSUs”), subject to the continuous service requirement; provided that, if within two years of the change in control, the executive is terminated without cause by us or the executive terminates his employment for good reason, the continuous service requirement will be waived and all Earned PRSUs will immediately vest. If the PRSU Agreement is not assumed by the surviving entity, the market value of the target (100%) number of PRSUs will be determined as of the date of the change in control and such amount will be deemed earned (the “Earned Cash PRSU Amount”), subject to the continuous service requirement; provided that, if within two years of the change in control, the executive is terminated without cause by us or the executive terminates his employment for good reason, the continuous service requirement will be waived and the Earned Cash PRSU Amount will immediately vest.

Potential Post-Employment Payments Due to Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann

The table below sets forth the estimated amount of compensation payable to Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann in the event of (1) the executive’s involuntary termination (termination by the Company without cause or by the officer for good reason), (2) the executive’s involuntary termination following a change in control, and (3) the executive’s retirement, death or disability. If we terminate such named executive officer’s employment for “cause” or the executive resigns, then we have no further obligation to such named executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination. The amounts shown assume termination was effective as of December 31, 2024, and that the per share price of our common stock as of termination was the closing price of $17.78 on December 31, 2024 (the last trading day of the year).

		Payments Upon		Payments Upon
		Involuntary		Involuntary		Payments Upon
		Termination(2) —		Termination(2) —		Retirement,
		No Change in		Change in		Death or
Name	Type of Payment(1)	Control ($)		Control ($)		Disability ($)
James Eccher	Cash Severance	1,720,100	(3)	3,178,472	(4)	-
	Continuation of Insurance	-		34,313	(5)	-
	Acceleration of TRSUs	-		1,437,335		1,437,335
	Acceleration of PRSUs	555,832	(6)	1,667,497	(7)	555,832	(6)
	Outplacement Services	-		20,000		-
	Total	2,275,932		6,337,617		1,993,167
Bradley Adams	Cash Severance	-		1,264,262	(4)	-
	Continuation of Insurance	-		45,751	(5)	-
	Acceleration of TRSUs	-		611,365		611,365
	Acceleration of PRSUs	243,011	(6)	729,033	(7)	243,011	(6)
	Outplacement Services	-		20,000		-
	Total	243,011		2,670,411		854,376
Gary Collins	Cash Severance	-		760,399	(4)	-
	Continuation of Insurance	-		18,081	(5)	-
	Acceleration of TRSUs	-		447,434		447,434
	Acceleration of PRSUs	187,709	(6)	563,128	(7)	187,709	(6)
	Outplacement Services	-		20,000		-
	Total	187,709		1,809,042		635,143
Donald Pilmer	Cash Severance	-		937,571	(4)	-
	Continuation of Insurance	-		45,751	(5)	-
	Acceleration of TRSUs	-		619,384		619,384
	Acceleration of PRSUs	78,754	(6)	236,261	(7)	78,754
	Outplacement Services	-		20,000		-
	Total	78,754		1,858,967		698,138
Richard Gartelmann	Cash Severance	-		700,389	(4)	-
	Continuation of Insurance	-		45,751	(5)	-
	Acceleration of TRSUs	-		291,290		291,290
	Acceleration of PRSUs	36,508	(6)	109,525	(7)	36,508
	Outplacement Services	-		20,000		-
	Total	36,508		1,166,955		327,798
(1)	Payments due to all named executive officers in connection with a change in control are subject to reduction to the extent necessary to avoid an excess parachute payment under Code Section 280G.
(2)	An “involuntary termination” is a termination by the employer without “cause” or a resignation by the executive for “good reason.”
(3)	Represents 24 months of base salary continuation under Mr. Eccher’s employment agreement.
(4)	For Mr. Eccher, under his employment agreement, he is entitled to three times his current base salary plus his average bonus paid over the past three years. For each other executive, under his respective compensation and benefits assurance agreement, he is entitled to two times his base salary plus his average bonus paid over the past three years.
(5)	Represents the monthly premium paid by us for the continuation of health insurance for a period of 18 months with respect to Mr. Eccher and 24 months for each other executive under each executive’s employment agreement or compensation and benefits assurance agreement, as applicable.

(6)	Represents a pro rata number of PRSUs that will vest based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the assumed termination date of December 31, 2024 and (y) the total number of full months in the respective performance period.
(7)	With respect to all PRSUs, the number of shares that vest for each named executive officer, and thus the value reflected in the table, is based on the target (100%) performance level.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman, President, and Chief Executive Officer, James Eccher.

For 2024, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our company (other than Mr. Eccher) was $64,326; and
●	the annual compensation of our Chief Executive Officer from the Summary Compensation Table was $2,693,418, calculated consistent with the Summary Compensation Table executive compensation disclose requirements, plus the value of employer-paid health insurance contributions of $22,900, totaling $2,716,318 in total annual compensation.

Based on this information, for 2024 the ratio of the annual total compensation of Mr. Eccher, our Chief Executive Officer and President, to the median of the annual total compensation of all employees was 42 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

1.	We determined that as of December 31, 2024, our employee population consisted of 877 individuals with all of these individuals located in the United States. This population included our full-time, part-time, seasonal and temporary employees. However, it did not include independent contractors who were employed by and had their compensation determined by unaffiliated third parties.
2.	To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2024. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2024, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.
3.	We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.
4.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”
5.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $64,326. The difference between such employee’s wages and the employee’s total compensation represents the estimated value of such employee’s life insurance, health care benefits, and company 401(k) contribution (estimated for the employee and such employee’s eligible dependents at $9,069.)
6.	With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement, adjusted as follows. To maintain consistency between the annual total compensation of our Chief Executive Officer and the median employee, we added the estimated value of our Chief Executive Officer’s health care benefits (estimated for our Chief Executive Officer and his eligible dependents at $22,900 to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $2,716,318, which exceeds the amount reported for him in the Summary Compensation Table by $22,900.

Pay versus Performance

The information below describes the relationship between compensation actually paid to our Principal Executive Officer (“PEO”) and other Named Executive Officers (“NEOs”), and certain measures of financial performance, for the three years ended December 31, 2024, in accordance with Item 402(v) of Regulation S-K. Compensation actually paid, as determined under SEC requirements, does not necessarily reflect the actual amount of compensation earned by or paid to our NEOs during a covered year. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, refer to the Compensation Discussion and Analysis.

					Value of Initial Fixed
					Investment Based on:
	Summary		Average Summary	Average		Peer Group
	Compensation	Compensation	Compensation on	Compensation	Total	Total
	on Table Total	Actually	Table Total for	Actually Paid to	Shareholder	Shareholder		Adjusted
	for PEO (1)	Paid to PEO (2)	Non-PEO NEOs (3)	Non-PEO NEOs (4)	Return (5)	Return (5)	Net Income	Net Income (6)
Year	($)	($)	($)	($)	(%)	(%)	($)	($)
2024	2,693,418	3,117,679	884,506	1,158,337	85.86	47.85	85,264,000	86,408,000
2023	2,294,391	2,184,116	794,666	720,869	19.90	(3.35)	91,729,000	96,997,000
2022	1,702,083	2,006,937	693,748	802,770	22.84	(2.48)	67,405,000	71,814,000
2021	1,717,080	2,057,620	701,022	861,926	(4.93)	24.06	20,044,000	39,800,000
2020	1,330,313	981,528	562,218	397,204	(24.70)	(10.32)	27,825,000	30,800,000
(1)	PEO for 2020, 2021, 2022, 2023, and 2024 was James Eccher.

(2)	This column represents the “compensation actually paid” to our PEO for each year, determined by starting with the amount set forth in the Summary Compensation Table (“SCT”) in the column entitled “Total Compensation” for the applicable year and adjusting that amount as follows:

	PEO
	2024	2023	2022	2021	2020
	($)	($)	($)	($)	($)
Summary Compensation Table Total Compensation	2,693,418	2,294,391	1,702,083	1,717,080	1,330,313
Less Grant Date Fair Value of RSU Awards in Covered Fiscal Year	(1,043,772)	(862,809)	(501,517)	(463,986)	(288,110)
Add Change in Fair Value of Outstanding and Unvested RSU Awards Granted in Prior Years and Covered Fiscal Year	1,468,033	752,535	806,371	804,526	(60,675)
Compensation Actually Paid	3,117,679	2,184,116	2,006,937	2,057,620	981,528

(3)	Non-PEO NEOs for 2020, 2021, 2022, 2023, and 2024 were Bradley Adams, Gary Collins, Donald Pilmer, and Richard Gartelmann.

(4)	This column represents the average “compensation actually paid” to our non-PEO NEOs for each year, determined by starting with the amount set forth in the SCT in the column entitled “Total Compensation” for the applicable year (and taking the average of those amounts for the non-PEO NEOs) and adjusting that amount as follows:

	Non-PEO NEOs
	2024	2023	2022	2021	2020
	($)	($)	($)	($)	($)
Summary Compensation Table Total Compensation	884,506	794,666	693,748	701,022	562,218
Less Grant Date Fair Value of RSU Awards in Covered Fiscal Year	(248,231)	(215,659)	(171,857)	(163,566)	(108,958)
Add Change in Fair Value of Outstanding and Unvested RSU Awards Granted in Prior Years and Covered Fiscal Year	522,061	141,863	280,879	324,470	(56,057)
Compensation Actually Paid	1,158,337	720,869	802,770	861,926	397,204

(5)	The Peer Group TSR disclosed in this table utilizes the KBW NASDAQ Bank Index (“KBW Bank Index”), which we also use in the stock performance chart required by Item 201(e) of Regulation S-K included in our Annual Report Form 10-K for the year ended December 31, 2024. The two columns assume $100 was invested for the period starting December 31, 2020 and through the end of the listed year in each of the Company and in the KBW Bank Index, respectively. All dollar values assume reinvestment of pre-tax dividends paid by companies, where applicable, included in the KBW Bank Index. Historical stock performance is not necessarily indicative of future stock performance.

(6)	Adjusted Net Income is a non-GAAP measure we use to compare periods by excluding material transactions that are not considered core to our business or may not reflect the effects of operations. We determined Adjusted Net Income to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. The Adjusted Net Income used for compensation differs from that disclosed in the Form 10-K. See our reconciliation to GAAP Net Income on page 50.

Relationship Between Pay and Performance

The relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our other non-PEO NEOs and the performance measures shown in the table above is described in further detail below.

Relationship Between Compensation Actually Paid and Our TSR and Peer Group TSR

The graph below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs and our TSR and the Peer Group TSR.

Relationship Between Compensation Actually Paid and Our Net Income

The graph below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs and our net income.

Relationship Between Compensation Actually Paid and Our Adjusted Net Income

The graph below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs and our Adjusted Net Income.

Tabular List of Financial Performance Measures

We consider the following to be the most important financial performance measures used to link compensation actually paid to our NEOs, for 2024, to Company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the Compensation Discussion and Analysis above. The measures in this table are not ranked.

Performance Measures
Adjusted Net Income
Asset/Credit Quality
Adjusted Efficiency Ratio

Reconciliation of GAAP Net Income to

Non-GAAP (Adjusted) Net Income

	Year Ended
	December 31,
	2024	2023		2022		2021		2020
Adjusted Net Income
Net income as reported (GAAP)	$85,264	$91,729		$67,405		$20,044		$27,825
Pre-tax income adjustments:
Provision for credit losses - Day Two	-	-		-		14,625		-
Litigation related expenses	-	1,200		-		-		-
Securities (losses) gains, net	-	(4,148)		(944)		232		(25)
Merger related costs, net of (gains) on branch sales	1,992	(258)		9,144		13,190		-
MSR mark to market (loss) gain	(723)	(1,425)		3,177		1,463		(3,999)
Death benefit realized on BOLI	(905)	-		-		-		57
Liquidation and deconversion costs on Visa credit card portfolio	-	629		-		-		-
Gain on Visa portfolio sale	-	-		743		-		-
Gain on the sale of land trust portfolio	-	-		180		-		-
Adjusted net income before taxes	87,074	98,873	-	73,393	-	46,164	-	31,792
Tax effect of adjustments	666	1,876		1,579		6,364		992
Adjusted Net Income (non-GAAP)	$86,408	$96,997		$71,814		$39,800		$30,800

DIRECTOR COMPENSATION

We do not pay our “inside” employee-directors any additional compensation for their service as directors. For their service in 2024, we paid our non-employee directors the following cash fees:

●	a director service fee of $49,000 ($12,250 payable quarterly).
●	a lead director fee of $25,000 ($6,250 payable quarterly to Mr. Finn);
●	an Audit Committee Chair fee of $12,000 ($3,000 payable quarterly to Ms. York);
●	a Compensation Committee Chair, Information Technology Steering Committee Chair, and Risk and Insurance Committee Chair fee of $8,000 each ($2,000 payable quarterly to Mr. McLean, Ms. Temple Rocks, and Mr. Bonifas, respectively); and
●	committee member fees of $6,000 ($1,500 quarterly) for the Audit and Loan Committees, committee member fees of $4,000 ($1,000 quarterly) for the Compensation, Risk and Insurance, and Information Technology Steering Committees, and $1,500 ($375 quarterly) for the Nominating and Governance Committee.

Director fees are paid a quarter in arrears, and are paid based on service for the prior quarter.

We also grant our non-employee directors annual equity awards in the form of restricted stock units. These awards cliff vest on the third anniversary of the grant date. The grant date of the 2024 equity awards was February 20, 2024, and these awards will vest on February 20, 2027.

The following table sets forth the compensation paid to each of our non-employee directors in 2024:

	Fees deferred or	Stock
	paid in cash(1)	Awards(2)		Total
Name	($)	($)		($)
Edward Bonifas	66,000	58,005	(3)	124,005
Barry Finn	100,000	58,005	(3)	158,005
William Kane (4)	11,750	-		11,750
Dennis Klaeser	62,500	58,005	(3)	120,505
Keith Kotche	62,500	58,005	(3)	120,505
John Ladowicz	70,000	58,005	(3)	128,005
Billy J. Lyons, Jr.	66,000	58,005	(3)	124,005
Hugh McLean	76,500	58,005	(3)	134,505
Patti Temple Rocks	64,500	58,005	(3)	122,505
John Williams, Jr.	52,500	58,005	(3)	110,505
Jill York	78,500	58,005	(3)	136,505
(1)	We maintain the Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Directors (the “Director Deferred Compensation Plan”) under which directors are permitted to defer receipt of their directors’ fees. The directors who participate in the plan are permitted to make hypothetical investments in publicly-traded funds that are held in an insurance company separate account, with respect to the contributions credited to their plan accounts. We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock. The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust. The deferred fees and any earnings thereon are our unsecured obligations. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders. We do not pay any above-market interest on the compensation or fees deferred by the directors.
(2)	The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — “Compensation-Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in Note 1 of our audited financial statements included in our 2023 Annual Report on Form 10-K.
(3)	Total unvested restricted stock units held by such director at December 31, 2024 was 10,441, which includes awards granted in 2022 through 2024.
(4)	In accordance with our Director Retirement Policy, which requires that any person serving as a director submit his or her resignation as a director upon attaining the age of 73 during his or her tenure, Mr. Kane retired on October 30, 2023. As noted, directors are paid a quarter in arrears. The entire amounts represents payments made to Mr. Kane in January 2024 for services performed as a member of the board in 2023.

PROPOSAL 2:

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as the Company, to conduct a separate stockholder advisory vote to approve the compensation of the registrant’s executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our executive officers.

As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of our compensation programs have been to align executive officer compensation with the success of meeting our strategic operating and financial goals. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2024. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our named executive officers in fiscal year 2024 reflects and supports these compensation policies and procedures.

In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for stockholder approval:

“RESOLVED, that our stockholders approve, on an advisory, non-binding basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in our proxy statement dated April 18, 2025.”

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares having voting power present in person or by proxy at the annual meeting. Abstention will be counted as a vote present in person or by proxy at the annual meeting and entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will not be considered entitled to vote on this proposal and will therefore have no effect on the outcome.

While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL 3:

PROPOSED AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

We are asking you to adopt an amendment to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase our authorized shares of common stock from 60,000,000 shares, par value $1.00 per share, to 120,000,000 shares, par value $1.00 per share. Our Board has unanimously approved, and recommends that all stockholders approve, the proposed amendment to Paragraph A of Article IV of the Certificate of Incorporation, to increase our authorized shares of common stock. The discussion regarding this proposal is qualified in its entirety by reference to the complete text of the proposed amendment to Paragraph A of Article IV of the Certificate of Incorporation, which is attached to this proxy statement as Appendix A and incorporated herein by reference. We urge you to read carefully this proposed amendment to Paragraph A of Article IV that is set forth in Appendix A in its entirety because this summary may not contain all the information about this amendment that is important to you.

Background of Proposal

Our Certificate of Incorporation presently authorizes the issuance 60,300,000 shares of capital stock, of which 300,000 shares are designated as preferred stock, par value $1.00 per share, and 60,000,000 shares are designated as common stock, par value $1.00 per share. Our Board has unanimously adopted a resolution setting forth an amendment to our Certificate of Incorporation to increase the number of authorized shares of our capital stock to 120,300,000 shares of capital stock, of which 300,000 shares continue to be designated as preferred stock and 120,000,000 shares are designated as common stock, subject to stockholder approval.

As of the record date, no shares of Preferred Stock were issued and outstanding and a total of 45,047,151 shares of common stock were issued and outstanding. Additionally, 8,103,164 shares are estimated as consideration in connection with our pending acquisition of Bancorp Financial, Inc. and its wholly-owned subsidiary bank, Evergreen Bank Group, 47,261 shares were held in treasury, and 556,238 shares were reserved for issuance pursuant to our equity incentive plans.

After taking into account all of the share reservations and estimations as described above, as of the record date, we had only 6,340,708 shares of common stock available for future issuances.

Purpose of the Proposed Share Amendment

The Board has proposed this increase in authorized shares of common stock to ensure that we have sufficient shares of common stock available for general corporate purposes including, without limitation, to raise capital to the extent deemed appropriate, to have sufficient shares of common stock available to the extent that we want to offer our common stock in full or partial consideration for acquisition opportunities that we may pursue from time to time, and to provide equity incentives to employees in order to better align our employees with stockholder interests. As of the date of this proxy statement, except as described above, we have no understandings, agreements or commitments to issue common stock or to reserve additional shares of our common stock for issuance under equity compensation plans.

Having additional shares of our common stock available for issuance in the future will give us greater flexibility and will allow the shares to be issued from time to time as determined by our Board and, unless otherwise required by NASDAQ listing rules or other applicable rules and regulations, without the expense and delay of a special stockholders’ meeting to approve the additional authorized capital stock. This will enhance our ability to respond promptly to opportunities for acquisitions, mergers, stock splits and additional financings. If we were required to call a special stockholders’ meeting, the delay that would be involved could result in our inability to consummate a desired transaction in a timely manner or at all. By having additional common shares authorized, we can be prepared to act quickly as opportunities arise.

Rights of Additional Authorized Shares; No Preemptive Rights

Any authorized shares of our common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The holders of our common stock have no preemptive rights to subscribe for or purchase any additional shares of our common stock that may be issued in the future.

Effect of the Proposed Share Amendment

The increase in our authorized common stock will not have any immediate effect on the rights of existing stockholders. However, our Board will have the authority to issue common stock without requiring future stockholder approval of such issuances, except as may be required by our Certificate of Incorporation, NASDAQ listing rules or other applicable rules and regulations. To the extent that the additional authorized shares are issued in the future, they could decrease our existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to our existing stockholders.

The increase in the authorized number of shares of our common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company, without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of our outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. Our Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in our authorized shares of common stock be used as a type of anti-takeover device or part of an anti-takeover strategy.

While the proposed amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on us outweigh any potential disadvantages. In addition to the enhanced ability to finance acquisitions and secure capital, as discussed above, we would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and its stockholders. Notwithstanding the foregoing, the Board has no present intention to issue any capital stock for any defensive or anti-takeover purpose, subject to the exercise of its fiduciary duties to the Company and its stockholders. Rather, the Board intends to issue capital stock only for the purpose of facilitating acquisitions, capital-raising transactions and for other corporate purposes which the Board believes are in the best interests of the Company and its stockholders.

Text of the Amendment

The proposed amendment to our Certificate of Incorporation, which is set forth in Appendix A to this proxy statement, shows the proposed amendment of Paragraph A of Article IV of our Certificate of Incorporation, with deletions indicated by strike-outs and additions indicated by bold text. Further, a full copy of the Certificate of Amendment to the Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware, assuming this Proposal 3 of this proxy statement is approved by our stockholders at the 2025 annual meeting, is set forth in Appendix B. If this Proposal 3 is approved by our stockholders, we will amend our Certificate of Incorporation to reflect the revisions contemplated by this proposal as set forth in Appendix A. The Certificate of Amendment to the Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the 2025 annual meeting.

Effect on Dividends

The payment of dividends, including the timing and amount dividends, must be made in accordance with our Certificate of Incorporation and the requirements of the Delaware General Corporation Law. We cannot assure you that any dividends will be paid in the future on the shares of common stock. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory future prospects and contractual restrictions applicable to the payment of dividends, and other considerations that our Board deems relevant.

Interests of Directors and Executive Officers

Our directors and executive officers do not have substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock or any other of our securities.

Reservation of Right to Delay the Filing of, or Abandon the Authorized Share Increase

We reserve the right to delay the filing of, or abandon, the amendment to our Certificate of Incorporation to increase in the authorized number of shares of Company common stock without further action by our stockholders at any time before December 31, 2025, even if this Proposal 3 has been approved by our stockholders at the annual meeting. By voting in favor of the proposal, you are expressly also authorizing our Board to delay (until December 31, 2025) or abandon the proposal if it determines, in its sole discretion, based on market conditions, strategic considerations, or other relevant factors, that such action is in the best interests of the Company and its stockholders.

No Dissenters’ Rights

Under Section 262 of the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights in connection with this Proposal 3 to amend our Certificate of Incorporation to increase the authorized number of shares of our common stock. Furthermore, we do not intend to independently provide our stockholders with any such rights.

Vote Required

As required by our Certificate of Incorporation, to be approved by our stockholders, this proposal to amend our Restated Certificate of Incorporation must receive the affirmative vote of 75% of the voting power of all outstanding shares of our common stock. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker with respect to this proposal to amend our Restated Certificate of Incorporation, it will have the same effect as a vote “AGAINST” the proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that stockholders vote “FOR” approval of the proposed amendment to Paragraph A of Article IV of our Certificate of Incorporation to increase our authorized shares of common stock from 60,000,000 to 120,000,000.

PROPOSAL 4:

APPROVAL OF THE 2019 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 800,000 SHARES, FROM 1,800,000 SHARES TO 2,600,000 SHARES

At the annual meeting, our stockholders will be asked to approve the Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as Amended and Restated (the “Restated Equity Incentive Plan”), which has been amended, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the plan by 800,000 shares, from 1,800,000 shares to 2,600,000 shares. The Restated Equity Incentive Plan does not include any other amendments to the Old Second Bancorp, Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), which was originally approved by our stockholders at our 2019 annual meeting of stockholders, and amended and restated for the first time by our stockholders at our 2021 annual meeting to increase the number of authorized shares of common stock under the 2019 Equity Incentive Plan to a total of 1,800,000 shares.

If the Restated Equity Incentive Plan is not approved by our stockholders, it will not be adopted, the shares available for issuance under the 2019 Equity Incentive Plan will not be increased and we will continue to operate under our existing 2019 Equity Incentive Plan, as amended and restated in 2021.

Rationale for the Request for Additional Shares

The board of directors believes that the Restated Equity Incentive Plan is in the best interests of our stockholders and the Company, because equity awards provide a key compensation component to our executive officers and  key employees, which helps to attract, retain and motivate key personnel, align employee and stockholder interests and link employee compensation to company performance. In order to give us the flexibility to continue to provide long-term incentive awards as a key component of our overall compensation program, the Compensation Committee has recommended to the board that we request our stockholders approve an additional 800,000 shares of common stock for issuance under the Restated Equity Incentive Plan. In the event the Restated Equity Incentive Plan is not approved and our existing plan ceases to have shares available to grant, we believe that higher cash compensation may be required to attract and retain key employees and other individuals. As of March 21, 2025, the record date for our annual meeting, the closing market price per share of our common stock on the NASDAQ Stock Market was $16.92.

As part of the Compensation Committee’s recommendation to the board to approve the increase in the total number of shares authorized for issuance under the Restated Equity Incentive Plan, the Compensation Committee solicited the advice of McLagan Partners, Inc., its independent compensation consultant.

Historical Burn Rate

Basic burn rate, which is a measure of share utilization rate in equity compensation plans, is an important factor for investors concerned about stockholder dilution. Basic burn rate is defined as the gross number of equity-based awards granted during a calendar year divided by the weighted average number of shares of common stock outstanding during the year.

Equity Award Vehicle	2022	2023	2024	3-Yr Avg.
A. Full Value Awards (1)	279,838	240,148	339,235	286,407
B. Stock Options Granted	-	-	-	-
C. Total (A + B)	279,838	240,148	339,235	286,407

D. Weighted Average Common Shares Outstanding	44,526,655	44,663,722	44,828,290	44,672,889

E. Basic Burn Rate (C/D)	0.63%	0.54%	0.76%	0.64%

(1)	Includes TRSUs and PRSUs. Our PRSUs have a payout range from 0% of target to 175% of target for maximum performance. PRSUs included in the table assume achievement at the target performance level.

The PRSUs granted in 2021 could have been earned from 0% to 150% of the number of units originally granted depending on satisfaction of the established performance conditions, and actually vested at 150% of target upon the satisfactory achievement of the selected performance metrics. The PRSUs in 2022 could have been earned from 0% to 175% of the number of units originally granted depending on satisfaction of the established performance conditions, and the 2022 actually vested at 175% of target upon the satisfactory achievement of the selected performance metrics.

Our board of directors currently anticipates that, assuming the closing of our pending merger with Bancorp Financial, Inc. and absent any other strategic transaction, our burn rate will not exceed an average of 300,000 shares per year over the next three years. Based on the historical achievement of PRSUs beyond the target threshold, the current range of our stock price, our current compensation practices, and our anticipated future awards, we are requesting authority to issue up to an additional 800,000 common shares pursuant to the Restated Equity Incentive Plan. We estimate this request will be sufficient for us to grant equity awards for approximately 4.3 years. However, our actual share usage and the sufficiency of the Restated Equity Incentive Plan’s share reserve may vary based on a number of factors, including the number of employees receiving equity awards, our price per common share, the methodology used to value and determine the size of equity awards, the mix of award types provided to participants, and regulatory guidance regarding incentive compensation. Accordingly, it is possible that the additional 800,000 shares requested under the Restated Equity Incentive Plan ultimately may provide a sufficient share reserve for a period that is either shorter or longer than 4.3 years. We believe that our requested number of common shares will give us the necessary flexibility to respond to these changes and other unanticipated circumstances that may arise during the life of the Restated Equity Incentive Plan.

Overhang

Basic and diluted overhang are a commonly used measures to assess the dilutive impact of equity programs such as the Restated Equity Incentive Plan. Basic and diluted overhang shows how much existing stockholder ownership would be diluted if all outstanding equity-based awards plus all remaining shares available for equity-based awards were introduced into the market. Basic overhang is equal to the number of equity-award shares currently outstanding plus the number of equity-award shares available to be granted and the number of shares available under the proposed plan, divided by the total number of shares of common stock outstanding. Diluted overhang is equal to the number of equity-award shares currently outstanding plus the number of equity-award shares available to be granted plus the number of shares available under the proposed plan, divided by the total number of shares of common stock outstanding plus the number of equity-award shares available to be granted and the number of shares available under the proposed plan. The 2,600,000 shares subject to the Restated Equity Incentive Plan would bring our basic overhang from 3.0% to 4.8% and our diluted overhang from 2.9% to 4.6%. The table below provides updated overhang data as of March 21, 2025:

Outstanding Equity Awards	# of Shares
A. TRSUs	610,955
B. PRSUs (1)	182,989
C. Stock Options	-
D. Total (A + B + C)	793,944

Shares Available for Grant	# of Shares
E. 2019 Equity Incentive Plan (which includes the shares added in 2021)	556,238
F. Restated Equity Incentive Plan (if approved)	800,000
G. Total (E + F)	1,356,238

H. Total Grant Outstanding + Shares Available for Grant (D + G)	2,150,182

I. Common Shares Outstanding as of Record Date (3/21/2025)	45,047,151

J. Basic Overhang (H / I)	4.8%

K. Diluted Overhang (H / H + I)	4.6%

(1)	The PRSUs have a payout range from 0% to 175% of target for maximum performance. PRSUs included in the table assume achievement at the target performance level.

Important Plan Features

A summary of the material provisions of the Restated Equity Incentive Plan is set forth below. A copy of the Restated Equity Incentive Plan is set forth as Appendix A to this proxy statement.

The Restated Equity Incentive Plan includes the following features that we consider to be best practices:

●	Multiple Award Types. The Restated Equity Incentive Plan permits the issuance of restricted stock units, options, restricted stock and other types of equity and cash incentive grants, subject to the share limits of the plan. This breadth of award types will enable the plan administrator to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.
●	No Evergreen Feature. The number of authorized shares under the Restated Equity Incentive Plan will increase by 800,000 shares and be fixed at 2,600,000 shares. The number of shares approved for grant under our 2019 Equity Incentive Plan was 600,000, the number of shares approved for grant under our 2019 Equity Incentive Plan, as amended and restated in 2021 was 1,800,000. As of the record date, 556,238 shares remain available for grant under the 2019 Equity Incentive Plan, as amended and restated in 2021. The Restated Equity Incentive Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.
●	Repricings Prohibited. Repricing of options and SARs generally is prohibited without prior stockholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations and similar events.
●	Discount Stock Options and SARs Prohibited. All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted.
●	Conservative Change in Control Provisions. The Restated Equity Incentive Plan does not include a special change in control price payable to award holders. The change in control provisions under the Restated Equity Incentive Plan provide for acceleration of vesting in the event of a change in control only if the Restated Equity Incentive Plan does not become an obligation of the successor entity or the participant incurs a termination of service without cause or for good reason following the change in control.
●	Clawback Policy Implementation. All cash and equity awards under the Restated Equity Incentive Plan are subject to any applicable law respecting recapture of compensation and the Company clawback policy in effect from time to time.
●	Responsible Share Recycling. Any shares surrendered to pay the option or SAR exercise price or satisfy tax withholding related to such awards, or repurchased by the Company with option exercise proceeds, will not be added back (recycled) to the Restated Equity Incentive Plan. The Restated Equity Incentive Plan also provides that the gross number of stock appreciation rights exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares that may be issued under the Restated Equity Incentive Plan. Shares surrendered or withheld to satisfy tax withholding obligations with respect to restricted stock award and restricted stock unit awards (full value awards) will become available for delivery under the Restated Equity Incentive Plan.
●	No Dividend Equivalents Distributed on Unvested Performance Awards. The Restated Equity Incentive Plan prohibits payment of dividends or dividend equivalents on stock options and stock appreciation rights, prohibits payment of dividends on any restricted stock subject to performance vesting unless and until those shares are earned and vested and prohibits dividend equivalents to be paid on restricted stock units unless and until those awards are earned and vested.
●	Independent Oversight. The Restated Equity Incentive Plan will be administered by a committee of independent board members.
●	Minimum Vesting Period of One Year. At least 95% of all equity-based awards granted under the plan must have a minimum vesting period of at least one year.

Additionally, we maintain stock ownership guidelines of 3x salary for our chief executive officer and 3x annual retainer for our non-employee directors. If the officer or director acquires shares of common stock under our equity-based incentive plans he or she must hold at least 50% of all net after-tax acquired shares until these stock ownership guidelines are satisfied.

Purpose

The Restated Equity Incentive Plan was established by our board of directors, subject to stockholder approval, to promote our long-term financial success, to attract, retain and reward persons who can contribute to our success, and to further align the participants’ interests with those of our stockholders. The Restated Equity Incentive Plan will be administered by a committee selected by the board, currently our Compensation Committee, which will select award recipients from the eligible participants, determine the types of awards to be granted, the number of shares covered by the awards, and determine the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

General

The Restated Equity Incentive Plan incorporates a broad variety of equity-based and cash-based incentive compensation elements to provide the Compensation Committee with significant flexibility to address the requirements and limitations of applicable legal, regulatory and financial accounting standards in a manner mutually consistent with the purposes of the Restated Equity Incentive Plan and our best interests.

The maximum number of shares of our common stock that may be delivered to participants, or their beneficiaries, under the Restated Equity Incentive Plan is 2,600,000 (all of which may be granted as incentive stock options), with adjustments for certain corporate transactions and for forfeited shares.

The Restated Equity Incentive Plan’s effective date would be the date of its approval by our stockholders. If approved, the Restated Equity Incentive Plan will continue in effect until terminated by the board. However, no awards may be granted under the Restated Equity Incentive Plan after the 10-year anniversary of the effective date of the 2019 Equity Incentive Plan, or May 21, 2029. Any awards that are outstanding after such date will remain subject to the terms of the Restated Equity Incentive Plan.

The Compensation Committee may use shares available under the Restated Equity Incentive Plan as the form of payment for grants or rights earned or due under any of our (or a subsidiary’s) compensation plans or arrangements, including the plans and arrangements of our (or a subsidiary’s) assumed in business combinations.

In the event of a corporate transaction involving our stock (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event. However, the Compensation Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of awards under the Restated Equity Incentive Plan.

Awards granted under the Restated Equity Incentive Plan generally will not be transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. However, the Compensation Committee has the discretion to permit the transfer of awards under the Restated Equity Incentive Plan to immediate family members of participants, trusts and other entities established for the primary benefit of such family members, as long as the transfers are made without value to the participant.

Eligibility

Our selected employees, directors, and eligible service providers are eligible to become participants in the Restated Equity Incentive Plan, except that non-employees may not be granted incentive stock options. The Compensation Committee will determine the specific individuals who will be granted awards under the Restated Equity Incentive Plan and the type and amount of any such awards. As of March 21, 2025, we had ten non-employee directors, 48 employees (including five executive officers), and no service providers eligible to participate in the Restated Equity Incentive Plan. We have not traditionally granted equity awards to eligible service providers and we do not have any current intent to do so.

Options

The Compensation Committee may grant incentive stock options and nonqualified stock options to purchase stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the provisions of the individual award. Awards of options must expire no later than ten years from the date of grant (and no later than five years for incentive stock options granted to a person that beneficially owns 10% or more of our common stock).

The exercise price for any option may not be less than the fair market value of our common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a person that beneficially owns 10% or more of our common stock at the time of grant may not be less than 110% of the fair market value of the stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that we or one of our subsidiaries acquire. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to us as consideration for the grant of a replacement option with a lower exercise price, except as approved by our stockholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.

Options awarded under the Restated Equity Incentive Plan will be exercisable in accordance with the terms established by the Compensation Committee. Any incentive stock option granted under the Restated Equity Incentive Plan that fails to continue to qualify as an incentive stock option will be deemed to be a nonqualified stock option and the Compensation Committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. As determined by the Compensation Committee, the exercise price of an option may be paid in cash, by personal, certified or cashiers’ check, in shares of our common stock (valued at fair market value as of the day of exercise), by net exercise, by other property deemed acceptable by the board or by irrevocably authorizing a third party to sell shares of our common stock and remit a sufficient portion of the proceeds to us to satisfy the exercise price (sometimes referred to as a “cashless exercise”) to the extent permitted by applicable laws and regulations, or in any combination of the foregoing methods deemed acceptable by the Compensation Committee. In a net exercise, the person exercising the option does not pay any cash and the net number of shares received is equal in value to the number of shares as to which the option is being exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is fair market value.

Stock Appreciation Rights

SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. Except as described below, the exercise price for an SAR may not be less than the fair market value of the stock on the date the SAR is granted. However, the exercise price may be higher or lower than fair market value for an SAR granted in replacement of an existing award held by an employee, director or service provider of a third party that we or one of our subsidiaries acquires, or for SARs granted under a predecessor plan. SARs will be exercisable in accordance with the terms established by the Compensation Committee.

Stock Awards

A stock award is a grant of shares of our common stock or a right to receive shares of our common stock, an equivalent amount of cash or a combination thereof in the future. Awards may include stock units, bonus shares, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the Compensation Committee. The Compensation Committee may set any specific performance measures, performance objectives or period of service requirements in its discretion.

Cash Incentive Awards

A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or our common stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Compensation Committee. The Compensation Committee may grant cash incentive awards (including the right to receive payment of cash or our common stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of performance objectives over a specified period established by the Compensation Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Compensation Committee.

Forfeiture

Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause, any outstanding award held by the participant will be forfeited immediately and the participant will have no further rights under the award.

Further, except as otherwise provided by the Compensation Committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant in any agreement between us (or a subsidiary) and the participant, whether during or after the participant’s termination of service, the participant will, in addition to any other penalties or restrictions that may apply under such agreements, state law, or otherwise, forfeit or pay the following to us:

●	All outstanding awards granted to the participant under the Restated Equity Incentive Plan, including awards that have become vested or exercisable;
●	Any shares held by the participant in connection with the Restated Equity Incentive Plan that were acquired after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service;
●	The profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service; and
●	The profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the Restated Equity Incentive Plan after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service, where such sale or disposition occurs in such similar time period.

Performance-Based Compensation

Any award under the Restated Equity Incentive Plan may be conditioned on the achievement of one or more performance measures. The performance measures that may be used for awards designated as intended to be “performance-based compensation” will be based on, among others, any one or more of the following performance measures as selected by the Compensation Committee:  earnings (including earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; all as may be defined by the Compensation Committee); financial return ratios (including return on investment; return on invested capital; return on equity; and return on assets; all as may be defined by the Compensation Committee); “Texas Ratio”; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total stockholder return; market share; net operating income, operating income or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on our performance as a whole or of any one or more of our subsidiaries, business units or financial reporting segments, or any combination thereof, and may be measured relative to a peer group, an index or a business plan. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the Compensation Committee may provide for the inclusion or exclusion of certain items.

Limitations on Grants to Non-Employee Directors

The maximum number of shares subject to an award granted under the Restated Equity Incentive Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees we paid to such non-employee director during such calendar year for service on our board of directors, shall not exceed $285,000 in total value, or, with respect to the calendar year in which a non-employee director is first appointed or elected to our board of directors, $370,000. These amounts shall be determined without regard to grants of awards or cash fees paid during any period in which such individual was our (or our subsidiary’s) employee or consultant.

Change In Control

Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the Restated Equity Incentive Plan then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the Restated Equity Incentive Plan is not an obligation of the successor entity following a change in control or (ii) the Restated Equity Incentive Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control. Notwithstanding the immediately preceding sentence, if the vesting of an award is conditioned upon the achievement of performance measures, then such vesting will be subject to the following: if, at the time of the change in control, the performance measures are less than 50% attained (pro rata based upon the time of the period through the change in control), the award will become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50%; and if, at the time of the change in control, the performance measures are at least 50% attained (pro rata based upon the time of the period through the change in control), the award will become fully earned and vested immediately upon the change in control.

For purposes of the Restated Equity Incentive Plan, a “change in control” generally will be deemed to occur when (i) any person acquires the beneficial ownership of 33% or more of our combined voting power, except that the acquisition of an interest by a benefit plan we sponsor or a corporate restructuring in which another member of our controlled group acquires such an interest generally will not be a change in control for purposes of the Restated Equity Incentive Plan, (ii) during any 12-month period, a majority of the board members serving as of the Restated Equity Incentive Plan’s effective date, or whose election was approved by a vote of a majority of the directors then in office, no longer serves as directors, (iii) we combine or merge with another company and, immediately after the combination, our stockholders immediately prior to the combination hold, directly or indirectly, 67% or less of the voting stock of the resulting company or (iv) the consummation of a complete liquidation or dissolution of, or an agreement for the disposition of all or substantially all of our assets.

In the event an award under the Restated Equity Incentive Plan constitutes “deferred compensation” for purposes of Code Section 409A, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a “change in control event” for purposes of Code Section 409A. In no event will we reimburse a recipient of an award under the Restated Equity Incentive Plan for any taxes imposed or other costs incurred as a result of Code Section 409A.

Amendment and Termination

Our board may at any time amend or terminate the Restated Equity Incentive Plan or any award agreement under the Restated Equity Incentive Plan, but any amendment or termination generally may not impair the rights of any participant or beneficiaries under any awards granted prior to the amendment or termination without participant’s written consent. Our board may not amend any provision of the Restated Equity Incentive Plan to materially increase the original number of shares that may be issued under the Restated Equity Incentive Plan (other than as provided in the Restated Equity Incentive Plan), materially increase the benefits accruing to a participant or materially modify the requirements for participation in the Restated Equity Incentive Plan without approval of our stockholders. However, our board may amend the Restated Equity Incentive Plan at any time, retroactively or otherwise, to ensure that the Restated Equity Incentive Plan complies with current or future law without stockholder approval, and our board may unilaterally amend the Restated Equity Incentive Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Code Section 409A.

Clawback Policy

All awards, amounts and benefits received under the Restated Equity Incentive Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy or any applicable law even if adopted after the Restated Equity Incentive Plan becomes effective.

U.S. Federal Income Tax Considerations

The following is a summary of the current U.S. federal income tax consequences that may arise in conjunction with participation in the Restated Equity Incentive Plan.

Nonqualified Stock Options. The grant of a nonqualified stock option generally will not result in taxable income to the participant. Except as described below, the participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and we generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant, provided that the participant was, without a break in service, our (or a subsidiary’s) employee during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we generally will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount generally will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of an SAR generally will not result in taxable income to the participant. Upon exercise of an SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and we will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Stock Awards. A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and we will be entitled to a corresponding deduction.

Cash Incentive Awards. A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received and we will be entitled to a corresponding deduction.

Withholding of Taxes. We may withhold amounts from participants to satisfy withholding tax requirements. If permitted by the Compensation Committee, participants may have shares withheld from awards or may tender previously own shares to us to satisfy tax withholding requirements. The shares withheld from awards may not be used to satisfy more than our maximum statutory withholding obligation.

Change in Control. Any acceleration of the vesting or payment of awards under the Restated Equity Incentive Plan in the event of our change in control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the participant to a 20% excise tax and preclude our corresponding tax deduction.

Tax Advice

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Restated Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Restated Equity Incentive Plan. We strongly encourage participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

The number and types of awards to be made pursuant to the Restated Equity Incentive Plan is subject to the discretion of the Compensation Committee and is not determinable at this time.

Under applicable law, the adoption of the Restated Equity Incentive Plan requires the affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on this proposal. In tabulating the votes on this proposal, broker non-votes will have no effect on the outcome of the vote. However, any other abstentions by shares present in person or represented by proxy at the annual meeting are effectively equivalent to votes against this proposal.

Estimate of Benefits

The Company currently is not able to estimate the number or terms of grants and awards that may be made under the Restated Equity Incentive Plan.

The table sets forth information for (i) all equity compensation plans previously approved by the Company’s stockholders and (ii) all equity compensation plans not previously approved by the Company’s stockholders. Equity compensation includes options, warrants, rights and restricted stock units which may be granted from time to time. As of March 21, 2025, the below equity awards were outstanding:

Equity Compensation Plan Information

Numbers of
Securities
	Numbers of	Weighted	Remaining
	Securities to be	average	Available for
	Issued Upon	exercise price	Future Issuance
	the Exercise of	of outstanding	under Equity
	Outstanding	options	Plans (excluding
	Options, Warrants	warrants and	securities reflected
Plan Category	and Rights (a)	rights (b)	in column (a)
Equity compensation plans approved by security holders(1)	793,944	16.12	556,238
Equity compensation plans approved by security holders	-	-	-
Total	793,944	16.12	556,238
(1)	Column (a) consists of shares of our common stock issuable upon vesting of restricted stock units, including 609,593 TRSUs and 181,627 PRSUs issued under our 2019 Equity Incentive Plan. Restricted stock units are settled for shares of our common stock on a one-for-one basis. The PRSUs have a payout range from 0% of target to 175% of target for maximum performance. PRSUs are reported in column (a) assuming achievement at the maximum performance level. Restricted stock units have no exercise price and, therefore, we have no weighted-average exercise price to report in column (b). Column (c) consists of shares reserved for future issuance under our 2019 Equity Incentive Plan, as amended and restated in 2021.

Board Recommendation

The board of directors recommends stockholders vote to approve the Restated Equity Incentive Plan, as described in this proxy statement, by voting “FOR” this proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless stockholders specify otherwise.

PROPOSAL 5:

ADVISORY (NON-BINDING) VOTE RELATING TO THE FREQUENCY OF FUTURE

STOCKHOLDER VOTES ON THE COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder require publicly traded companies, such as Old Second, to permit a separate stockholder vote on the frequency with which stockholders shall conduct an advisory “say-on-pay” vote on executive compensation, such as Proposal 2 above. In accordance with these requirements, we are providing stockholders with an advisory (non-binding) vote on the frequency with which our stockholders will vote on a say-on-pay proposal. Section 14A of the Exchange Act requires us to hold an advisory vote on the frequency of say-on-pay votes at least once every six years. Our stockholders last voted on the frequency of future advisory votes on the compensation of our named executive officers at the 2019 annual meeting. At that meeting, the option to hold such votes every year received the greatest number of votes cast. In response, our board adopted a policy of holding the advisory vote annually. Accordingly, we have held an annual say-on-pay vote since 2019 and are again asking our stockholders to indicate their preference for the frequency of future say-on-pay votes.

Stockholders may indicate whether they would prefer that we conduct future say-on-pay votes every year, every two years, or every three years. Stockholders may also abstain from casting a vote on this proposal. After careful consideration, our board of directors recommends that future stockholder say-on-pay votes be conducted every year. The board values and encourages constructive input from our stockholders regarding our compensation philosophy, policies and practices, and believes it is important that such policies and practices are aligned with the best interests of our stockholders. An annual say-on-pay vote will provide the board and the Compensation Committee with useful information on stockholder sentiment about these important matters on the most frequent and consistent basis.

Although our board recommends a say-on-pay vote every year, stockholders are not voting to approve or disapprove the board’s recommendation. Rather, stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders of Old Second Bancorp, Inc., determine, on an advisory basis, that the frequency with which the stockholders shall have an advisory vote on executive compensation set forth in Old Second Bancorp, Inc.’s proxy statement for its annual meeting of stockholders is (i) every year, (ii) every two years, or (iii) every three years.”

The choice which receives the highest number of votes will be considered the frequency recommended by the stockholders.

While this advisory vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our Compensation Committee or board of directors and may not be construed as overruling any decision by the Compensation Committee or the board. However, the Compensation Committee will take into account the outcome of the vote when determining the frequency of future say-on-pay votes. Abstentions and broker non-votes will not affect the voting results for this proposal.

Board Recommendation

The board of directors recommends a vote for the “every year” frequency alternative. Proxies properly signed and returned will be voted for the “every year” frequency unless stockholders specify otherwise. Stockholders are not voting to approve or disapprove the board of director’s recommendation. Stockholders may choose among the three choices included in the resolution above, or may abstain for voting on this proposal.

PROPOSAL 6:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

Our stockholders are also being asked to adopt a resolution to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2025. If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares having voting power present in person or by proxy at the annual meeting. Abstention will be counted as a vote present in person or by proxy at the annual meeting and entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

The board of directors recommends that you vote “FOR” this proposal.

Accountant Fees

The table below aggregates fees for professional services rendered in or provided for 2024 and 2023, as applicable, by Plante & Moran, PLLC:

Type of Fees	2024	2023
Audit Fees(1)	$479,500	$496,500
Audit-Related Fees(2)	54,500	52,250
Tax Fees(3)	-	-
All Other Fees(4)	-	-
Total Fees	$534,000	$548,750
(1)	Audit Fees. Audit fees consist of fees for professional services rendered for the integrated audit of our consolidated financial statements, including procedures required to comply with U.S. Department of Housing and Urban Development, review of the Company’s quarterly reports on Form 10-Q, annual report on Form 10-K, consent on Form S-3 in 2023, and consulting on financial accounting and reporting standards in 2024 and 2023. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
(2)	Audit Related Fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports and the employee benefit plan audit. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.
(3)	Tax Fees. Tax fees cover tax compliance/preparation and other tax services billed or expected to be billed for services rendered during each fiscal year.
(4)	All Other Fees. Consists of fees for all other services provided other than those reported above and are comprised of non-tax related advisory and consulting services and review of other regulatory filings.

Pre-Approval Policy

The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. The authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. All services provided by Plante & Moran, PLLC, and all fees related thereto, were approved pursuant to the pre-approval policy. The Pre-Approval Policy is available on our website at www.oldsecond.com.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of directors who are independent under the rules of the NASDAQ Stock Market.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2024, with our management and Plante & Moran, PLLC, the independent registered public accounting firm that audited our financial statements for that period. The committee has discussed with Plante & Moran, PLLC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and by SAS 114 (The Auditor’s Communication With Those Charged With Governance) and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). Based on the review and discussions with management and Plante & Moran, PLLC, the Audit Committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2024, for filing with the SEC.

Submitted by:

Ms. Jill York (Chair)

Mr. Barry Finn

Mr. Dennis Klaeser

Mr. John Ladowicz

Mr. Billy Lyons

Mr. Hugh McLean

Members of the Audit Committee

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, if applicable, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to our Stockholder Relations Manager at the contact information below if they are registered holders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, please notify your broker, if you are a beneficial owner or, if you are a registered holder, direct your written request to our Stockholder Relations Manager at the contact information below.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Please address such requests to our Stockholder Relations Manager at the contact information below.

Stockholder Relations Manager, Shirley Cantrell

Old Second Bancorp, Inc.

37 S. River St.

Aurora, Illinois 60507

Telephone: 630-906-2303

GENERAL

We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally, by telephone or through any other mode of communication, without additional remuneration to our officers, directors or employees for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors

James L. Eccher Chairman, President and Chief Executive Officer
Aurora, Illinois April 18, 2025

Appendix A

Marked Version of Certificate of Incorporation Showing Proposed Amendments

ARTICLE IV

AUTHORIZED STOCK

A.          The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~60,300,000~~120,300,000 shares, which are divided into two classes:

~~60,000,000~~120,000,000 shares of common stock, with a par value of $1.00 per share; and

300,000 shares of preferred stock, with a par value of $1.00 per share.

Appendix B

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

OLD SECOND BANCORP, INC.

(Pursuant to 8 Del. C. Section 242)

Old Second Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

1.The name of the Corporation is:  Old Second Bancorp, Inc.

2.The Certificate of Incorporation of the Corporation is hereby amended by striking out Paragraph A of Article IV thereof in its entirety and by substituting in lieu of the former Paragraph A of Article IV the following:

“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 120,300,000 shares, which are divided into two classes:

120,000,000 shares of common stock, with a par value of $1.00 per share; and

300,000 shares of preferred stock, with a par value of $1.00 per share.”

3.The said amendment was submitted to the stockholders of the Corporation at a duly convened special meeting of the stockholders held on May 20, 2025, and at such meeting the said amendment was approved by the affirmative vote of the holders of shares having a majority of the voting power of all of the outstanding capital stock of the Corporation entitled to vote thereon.

4.The aforesaid amendment to the Restated Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of the ____ day of May, 2025.

OLD SECOND BANCORP, INC.

___________________

James L. Eccher

Chairman, President & Chief Executive Officer

Appendix C

OLD SECOND BANCORP, INC.

2019 EQUITY INCENTIVE PLAN

Effective as of May 21, 2019

As Amended and Restated through ___________ __, 2025

Article 1

INTRODUCTION

Section 1.1Purpose, Effective Date and Term. The purpose of this OLD SECOND BANCORP, INC. 2019 EQUITY INCENTIVE PLAN is to promote the long-term financial success of OLD SECOND BANCORP, INC. and its Subsidiaries by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Shareholders. The “Effective Date” of the Plan is May 21, 2019, the date the Plan was initially approved by the Shareholders. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted after the 10-year anniversary of the Effective Date.

Section 1.2Participation. Each employee and director of, and Service Provider (with respect to which issuances of securities may be registered under Form S-8) to, the Company and each Subsidiary who is granted, and currently holds, an Award in accordance with the provisions of the Plan shall be a “Participant” in the Plan. Award recipients shall be limited to employees and directors of, and Service Providers (with respect to which issuances of securities may be registered under Form S-8) to, the Company and its Subsidiaries; provided, however, that an Award (other than an Award of an ISO) may be granted to an individual up to 12 months prior to the date on which he or she first performs services as an employee, director or Service Provider, provided that such Award does not become vested prior to the date such individual commences such services.

Section 1.3Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).

Article 2

AWARDS

Section 2.1General. Any Award may be granted singularly, in combination with another Award (or Awards), or in tandem whereby the exercise or vesting of one Award held by a Participant cancels another Award held by the Participant. Each Award shall be subject to the provisions of the Plan and such additional provisions as the Committee may provide with respect to such Award and as may be evidenced in the Award Agreement. Subject to the provisions of Section 3.4(b), an Award may be granted as an alternative to or replacement of an existing award under the Plan, any other plan of the Company or a Subsidiary or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including the plan of any entity acquired by the Company or a Subsidiary. The types of Awards that may be granted include the following:

(a)Stock Options. A stock option represents the right to purchase Shares at an exercise price established by the Committee. Any stock option may be either an ISO or a nonqualified stock option that is not intended to be an ISO. No ISOs may be (i) granted after the 10-year anniversary of the Effective Date or (ii) granted to a non-employee. To the extent the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the stock options or portions thereof that exceed such limit shall be treated as nonqualified stock options. Unless otherwise specifically provided by the Award Agreement, any stock option granted under the Plan shall be a nonqualified stock option. All or a portion of any ISO granted under the Plan that does not qualify as an ISO for any reason shall be deemed to be a nonqualified stock option. In addition, any ISO granted under the Plan may be unilaterally modified by the Committee to disqualify such stock option from ISO treatment such that it shall become a nonqualified stock option.

(b)Stock Appreciation Rights. A stock appreciation right (an “SAR”) is a right to receive, in cash, Shares or a combination of both (as shall be reflected in the respective Award Agreement), an amount equal to or based upon the excess of (i) the Fair Market Value at the time of exercise of the SAR over (ii) an exercise price established by the Committee.

(c)Stock Awards. A stock award is a grant of Shares or a right to receive Shares (or their cash equivalent or a combination of both, as shall be reflected in the respective Award Agreement) in the future, excluding Awards designated as stock options, SARs or cash incentive awards by the Committee. Such Awards may include bonus shares, performance shares, performance units, restricted stock, restricted stock units or any other equity-based Award as determined by the Committee. Restricted stock units and other deferred share rights, which are Awards denominated in Shares that will be settled, subject to the terms and conditions of the applicable Award Agreement (which may provide for performance-based vesting or time-based vesting) and the Plan, in an amount in cash (based upon the Fair Market Value of a specified number of Shares), Shares or a combination of both, are sometimes referred to in the Plan as “Restricted Stock Units.”  Actual Shares issued to a Participant that are subject to vesting or forfeiture provisions and other terms and conditions of the applicable Award Agreement (which may provide for performance-based vesting or time-based vesting) and the Plan, are sometimes referred to in the Plan as “Restricted Stock.”  For the avoidance of doubt, the terms “Restricted Stock Units” and “Restricted Stock” do not include any Awards designated as stock options, SARs or cash incentive awards by the Committee.

(d)Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash (or Stock having a value equivalent to the cash otherwise payable, excluding Awards designated as stock options, SARs or stock awards by the Committee, all as shall be reflected in the respective Award Agreement), determined on an individual basis or as an allocation of an incentive pool that is contingent on the achievement of performance objectives established by the Committee.

Section 2.2Exercise of Stock Options and SARs. A stock option or SAR shall be exercisable in accordance with such provisions as may be established by the Committee; provided, however, that a stock option or SAR shall expire no later than 10 years after its grant date (five years in the case of an ISO with respect to a 10% Shareholder). The exercise price of each stock option and SAR shall be not less than 100% of the Fair Market Value on the grant date (or, if greater, the par value of a Share); provided, however, that the exercise price of an ISO shall be not less than 110% of Fair Market Value on the grant date in the case of a 10% Shareholder; and provided, further, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of stock options and SARs granted in replacement of existing awards held by an employee, director or Service Provider granted by an acquired entity. The payment of the exercise price of a stock option shall be by cash or, subject to limitations imposed by applicable laws and regulations, by any of the following means unless otherwise determined by the Committee from time to time: (a) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the stock option and to remit to the Company no later than the third business day following exercise of a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (c) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of Shares equal in value to (i) the number of Shares as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the exercise price, and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (d) by personal, certified or cashiers’ check; (e) by other property deemed acceptable by the Committee or (f) by any combination thereof.

Section 2.3Performance-Based Compensation. Any Award may be conditioned on the achievement of one or more performance measures, as determined by the Committee.

(a)Performance Measures.   The performance measures described in this  Section 2.3 may be based on any one or more of the following (or such other measures as may be determined by the Committee): earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Committee); “Texas ratio”; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more Subsidiaries, business units or financial reporting segments of the Company or a Subsidiary, or any combination thereof, and may be measured relative to a peer group, an index or a business plan.

(b)Partial Achievement. An Award may provide that partial achievement of the performance measures may result in payment or vesting based upon the degree of achievement. In addition, partial achievement of performance measures shall apply toward a Participant’s individual limitations as set forth in Section 3.3.

(c)Extraordinary Items. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items: (i) extraordinary, unusual or nonrecurring items of gain or loss, including non-cash refinancing charges; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; (iv) mergers or acquisitions; and (v) such other items as the Committee may determine. To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

(d)Adjustments. Pursuant to this Section 2.3, in certain circumstances the Committee may adjust performance measures. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may (i) adjust, change or eliminate the performance measures or change the applicable performance period or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

Section 2.4No Delivery of Dividends and Dividend Equivalents on Unvested Awards. Dividend payments or dividend equivalent payments may not be paid on any unvested Award issued under the Plan; provided, that the Committee may provide that dividends, or dividend equivalents, on unvested Awards (other than stock options or SARs, and provided that that stock options and SARs may be adjusted under certain circumstances in accordance with the terms of Section 3.4) may be accrued and paid upon vesting of the applicable Award. Any Award that includes such accrual rights shall comply with Code Section 409A.

Section 2.5Forfeiture of Awards. Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding Award held by a Participant, whether vested or unvested, shall terminate immediately, such Award shall be forfeited and the Participant shall have no further rights thereunder.

Section 2.6Deferred Compensation. The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted and administered accordingly. The Company does not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Code Section 409A. If any Award would be considered “deferred compensation” under Code Section 409A, the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the applicable Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award shall be deemed to constitute the Participant’s acknowledgment of, and consent to, the rights of the Committee under this Section 2.6, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of the Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute deferred compensation, if such discretionary authority would contravene Code Section 409A. In no event will the Company or any Subsidiary of the Company be required to reimburse a Participant for any taxes imposed or other costs incurred as a result of Code Section 409A.

Article 3

SHARES SUBJECT TO PLAN

Section 3.1Available Shares. The Shares with respect to which Awards may be granted shall be Shares currently authorized but unissued, currently held or, to the extent permitted by applicable laws and regulations, subsequently acquired by the Company, including Shares purchased in the open market or in private transactions.

Section 3.2Share Limitations.

(a)Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of Shares that may be delivered under the Plan shall be 2,600,000 (all of which may be granted as ISOs), plus Shares that are covered under a Prior Plan award that otherwise would become available for reuse under the terms of the Prior Plan, as and to the extent provided in Section 3.2(b). The maximum number of Shares available for delivery under the Plan (including the number that may be granted as ISOs) and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 3.4. As of the Effective Date, no further awards shall be granted under the Prior Plan; provided, however, that dividend equivalents may continue to be issued under the Prior Plan in respect of awards granted under such plans that are outstanding as of the Effective Date.

(b)Rules for Calculating Shares Delivered. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised (or, solely with respect to any Award that is not exercisable for or convertible into Shares, if such Award is settled for cash without the delivery of Shares), the Shares subject to such Award not delivered as a result thereof shall again be available for issuance in connection with other Awards under this Plan. If the exercise price of any stock option or SAR, or if the tax withholding obligations relating to any Award (other than Restricted Stock Awards and Restricted Stock Unit Awards), are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been delivered for purposes of the first sentence of Section 3.2(a); and provided, for the avoidance of doubt, that the gross number of SARs exercised or settled, and not just the net Shares issued upon exercise or settlement, will count against the aggregate limit on the number of Shares that may be delivered under the Plan. Shares purchased on the open market with the proceeds of the exercise price of a stock option or SAR shall not be available for issuance in connection with other Awards under this Plan. If tax withholding obligations relating to Restricted Stock Awards and Restricted Stock Unit Awards are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award, the Shares subject to such Award not delivered as a result thereof shall again be available for issuance in connection with other Awards under this Plan.

Following the Effective Date, any Shares that are covered under an outstanding  Prior Plan award that otherwise would become available for reuse under the terms of the Prior Plan due to forfeiture, termination, expiration or lapse without being exercised (to the extent applicable) (or, solely with respect to any Prior Plan award that is not exercisable for or convertible into Shares, if such Prior Plan award is settled for cash without the delivery of Shares), or as a result of tax withholding obligations with respect to restricted stock awards and restricted stock unit awards (“full value” awards) being satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such full value awards, shall instead become available for delivery under the Plan. Provided, for the avoidance of doubt, that if the exercise price of any stock option or SAR, or if the tax withholding obligations relating to any award (other than restricted stock awards and restricted stock unit awards), outstanding under a Prior Plan award are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such award, the gross number of Shares subject to the award shall nonetheless be deemed to have been delivered and shall not become available for delivery under the Plan, and that the gross number of SARs that are outstanding under a Prior Plan award that are exercised or settled, and not just the net Shares issued upon exercise or settlement, shall be deemed to have been delivered and shall not become available for delivery under the Plan.

Section 3.3Limitations on Grants

(a)Director Participants. Notwithstanding any provisions to the contrary in the Plan, the maximum number of Shares subject to Awards granted under the Plan or otherwise during any one calendar year to any Director Participant, taken together with any cash fees paid by the Company to such Director Participant during such calendar year for service on the Board, will not exceed $285,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which a Director Participant is first appointed or elected to the Board, $370,000; provided, however, that the limitation described in this sentence shall be determined without regard to grants of Awards or cash fees paid to a Director Participant during any period in which such individual was an employee or consultant of the Company or a Subsidiary (other than grants of Awards or cash fees paid for service in their capacity as a Director).

(b)Stock Options and SARs. The maximum number of Shares that may be subject to stock options or SARs granted to any one Participant during any calendar year that are intended to be performance-based compensation shall be 100,000. For purposes of this Section 3.3(b), if a stock option is granted in tandem with an SAR, such that the exercise of the option or SAR with respect to a Share cancels the tandem SAR or option right, respectively, with respect to such Share, the tandem option and SAR rights with respect to each Share shall be counted as covering one Share for purposes of applying the limitations of this Section 3.3(b).

(c)Stock Awards. The maximum number of Shares that may be subject to stock awards that are granted to any one Participant during any calendar year and are intended to be performance-based compensation shall be 100,000.

(d)Cash Incentive Awards and Stock Awards Settled in Cash. The maximum dollar amount that may be payable to any one Participant pursuant to cash incentive awards and cash-settled stock awards that are granted to any one Participant during any calendar year and are intended to be performance-based compensation shall be $1,500,000.

(e)Earnings. For purposes of determining the foregoing limitations of this Section 3.3, if the delivery of any Shares or cash under an Award is deferred, any earnings, including dividends and dividend equivalents, shall be disregarded.

(f)Partial Performance. Notwithstanding the preceding provisions of this  Section 3.3, if in respect of any performance period or restriction period, the Committee grants to a Participant Awards having an aggregate dollar value and/or number of Shares less than the maximum dollar value and/or number of Shares that could be paid or awarded to such Participant based on the degree to which the relevant performance measures were attained, the excess of such maximum dollar value and/or number of Shares over the aggregate dollar value and/or number of Shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or the number of Shares that may be awarded to such Participant in respect of the next performance period or restriction period in respect of which the Committee grants to such Participant an Award intended to constitute performance-based compensation, subject to adjustment pursuant to Section 3.4.

Section 3.4Corporate Transactions; No Repricing.

(a)Adjustments. To the extent permitted under Code Section 409A, to the extent applicable, and in accordance with Code Section 424(a)(to the extent applicable), in the event of a corporate transaction involving the Company or the Shares (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), all outstanding Awards, the number of Shares available for delivery under the Plan under Section 3.2 and each of the specified limitations set forth in Section 3.3 shall be adjusted automatically to proportionately and uniformly reflect such transaction; provided, however, that, subject to Section 3.4(b), the Committee may otherwise adjust Awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the Awards and the Plan. Action by the Committee under this Section 3.4(a) may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding stock options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include (A) replacement of an Award with another award that the Committee determines has comparable value and that is based on stock of a company resulting from a corporate transaction, (B) adjustment to the performance measures applicable to an Award, and (C) cancellation of an Award in return for cash payment of the current value of the Award, determined as though the Award were fully vested at the time of payment,  provided that in the case of a stock option or SAR, the amount of such payment shall be the excess of the value of the stock subject to the option or SAR at the time of the transaction over the exercise price, and  provided, further, that no such payment shall be required in consideration for the cancellation of the Award if the exercise price is greater than the value of the stock at the time of such corporate transaction).

(b)No Repricing. Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding stock option or SAR in the event of a decline in Stock price shall be permitted without approval by the Shareholders or as otherwise expressly provided under Section 3.4(a). The foregoing prohibition includes (i) reducing the exercise price of outstanding stock options or SARs, (ii) cancelling outstanding stock options or SARs in connection with the granting of stock options or SARs with a lower exercise price to the same individual, (iii) cancelling stock options or SARs with an exercise price in excess of the current Fair Market Value in exchange for a cash or other payment, and (iv) taking any other action that would be treated as a repricing of a stock option or SAR under the rules of the primary securities exchange or similar entity on which the Shares are listed.

Section 3.5Delivery of Shares. Delivery of Shares or other amounts under the Plan shall be subject to the following:

(a)Compliance with Applicable Laws. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and regulations.

(b)No Certificates Required. To the extent that the Plan provides for the delivery of Shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law and regulations.

Article 4

CHANGE IN CONTROL

Section 4.1Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or in the respective Award Agreement, at the time of a Change in Control:

(a)Subject to any forfeiture and expiration provisions otherwise applicable to the respective Awards, all stock options and SARs under the Plan then held by the Participant shall become fully exercisable immediately if, and all stock awards and cash incentive awards under the Plan then held by the Participant shall become fully earned and vested immediately if, (i) the Plan and the respective Award Agreements are not the obligations of the entity, whether the Company, a successor thereto or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control or (ii) the Plan and the respective Award Agreements are the obligations of the entity, whether the Company, a successor thereto or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control and the Participant incurs a Termination of Service without Cause or by the Participant for Good Reason following such Change in Control.

(b)Notwithstanding the foregoing provisions of this Section 4.1, and except as otherwise provided in the respective Award Agreement, if the vesting of an outstanding Award is conditioned upon the achievement of performance measures, then such vesting shall be subject to the following:

(i)If, at the time of the Change in Control, the established performance measures are less than 50% attained (as determined in the sole discretion of the Committee, taking into account performance through the latest date preceding the Change of Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period), but in any event, based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50% upon the Change in Control.

(ii)If, at the time of the Change in Control, the established performance measures are at least 50% attained (as determined in the sole discretion of the Committee, taking into account performance through the latest date preceding the Change of Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period), but in any event based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become fully earned and vested immediately upon the Change in Control.

Section 4.2Definition of Change in Control.

(a)Subject to Section 4.2(c), if the Participant is subject to a change in control agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of “change in control” (or the like), then, for purposes of the Plan, unless otherwise provided in an applicable Award, the term “Change in Control” has the meaning set forth in such agreement; and in the absence of such a definition, “Change in Control” means the first to occur of the following:

(i)The consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of the combined voting power of the then outstanding Voting Securities of the Company;

(ii)During any 12-month period, the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless either the election of or the nomination for election by the Shareholders of any new director was approved by a vote of a majority of the Board, in which case such new director shall for purposes of this Plan be considered as a member of the Board; or

(iii)The consummation by the Company of (i) a merger, consolidation or other similar transaction if the Shareholders immediately before such merger, consolidation or other similar transaction do not, as a result of such merger, consolidation or other similar transaction, own, directly or indirectly, more than 67% of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(b)Notwithstanding any provision in the foregoing definition of Change in Control to the contrary, a Change in Control shall not be deemed to occur solely because 33% or more of the combined voting power of the then outstanding securities of the Company are acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Shareholders in the same proportion as their ownership of Stock immediately prior to such acquisition.

(c)Further notwithstanding any provision in the foregoing definition of Change in Control, in the event that any Award constitutes non-qualified deferred compensation under Code Section 409A, and the settlement of, or distribution of benefits under, such Award is to be triggered by a Change in Control, then a transaction or event will not be deemed to be a Change in Control with respect to such Award unless the transaction or event qualified as a “change in control event” within the meaning of Code Section 409A.

Article 5

COMMITTEE

Section 5.1Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. The Committee shall be selected by the Board, provided that the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act), and an “independent director” (within the meaning of the rules of the securities exchange which then constitutes the principal listing for the Stock). Subject to the applicable rules of any securities exchange or similar entity, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 5.2Powers of Committee. The Committee’s administration of the Plan shall be subject to the other provisions of the Plan and the following:

(a)The Committee shall have the authority and discretion to select from among the Company’s and the Subsidiary’s employees, directors and Service Providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms of Awards, to cancel or suspend Awards and to reduce or eliminate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award; provided, however, that a vesting period of at least one year from the date an Award is granted must apply to at least 95% of the Awards granted under this Plan.

(b)The Committee shall have the authority and discretion to interpret the Plan and any Award Agreement, to establish, amend and rescind any rules and regulations relating to the Plan and/or any Award Agreement, and to make all other determinations that may be necessary or advisable for the administration of the Plan and/or any Award Agreement.

(c)The Committee shall have the authority to define terms not otherwise defined in the Plan and/or any Award Agreement.

(d)Any interpretation of the Plan and/or any Award Agreement by the Committee and any decision made by it under the Plan (including any decision with respect to any Award Agreement) shall be final and binding on all persons.

(e)In controlling and managing the operation and administration of the Plan and/or any Award Agreement, the Committee shall endeavor to take action in a manner that conforms to the articles and bylaws of the Company and all applicable laws and regulations.

Section 5.3Delegation by Committee. Except to the extent prohibited by applicable laws and regulations, the applicable rules of any securities exchange or similar entity or the Plan or the charter of the Committee, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any other person or persons selected by it. The acts of such delegates shall be treated under the Plan as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4Information to be Furnished to Committee. As may be permitted by applicable laws and regulations, the Company and each Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties under the Plan. The records of the Company and each Subsidiary as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive with respect to all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable laws and regulations, Participants and other persons entitled to benefits under the Plan shall furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration and interpretation of the Plan and/or any Award Agreement, and the Company, and its officers and directors, shall be entitled to rely upon the advice, opinions and valuations of any such persons.

Article 6

AMENDMENT AND TERMINATION

Section 6.1General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement; provided, however, that no amendment or termination may (except as provided in Section 2.6, Section 3.4 and  Section 6.2), in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date such amendment or termination is adopted by the Board; and  provided, further, that no amendment may (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the aggregate number of securities that may be delivered under the Plan other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) immediately above is approved by the Shareholders.

Section 6.2Amendment to Conform to Laws and Regulations. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any applicable laws and regulations. By accepting an Award, the Participant shall be deemed to have acknowledged and consented to any amendment to an Award made pursuant to this Section 6.2, Section 2.6 or Section 3.4 without further consideration or action.

Article 7

GENERAL TERMS

Section 7.1No Implied Rights.

(a)No Rights to Specific Assets. No person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary, including any specific funds, assets, or other property that the Company or a Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, distributable in accordance with the provisions of the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan or an Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to provide any benefits to any person.

(b)No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant shall not give any person the right to be retained in the service of the Company or a Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the Plan. No individual shall have the right to be selected to receive an Award, or, having been so selected, to receive a future Award.

(c)No Rights as a Shareholder. Except as otherwise provided in the Plan, no Award shall confer upon the holder thereof any rights as a Shareholder prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2Transferability. Except as otherwise provided by the Committee, Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be limited to immediate family members of Participants, trusts, partnerships, limited liability companies and other entities that are permitted to exercise rights under Awards in accordance with Form S-8 established for the primary benefit of such family members; and provided, further, that such transfers shall not be made for value to the Participant.

Section 7.3Designation of Beneficiaries. A Participant hereunder may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not have any further liability to anyone.

Section 7.4Non-Exclusivity. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Shareholders for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of restricted stock, stock options or other equity awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5Award Agreement. Each Award shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be made available to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.

Section 7.6Form and Time of Elections. Unless otherwise specified in the Plan, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such terms or conditions, not inconsistent with the provisions of the Plan, as the Committee may require.

Section 7.7Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the Company's maximum statutory withholding obligation based on the applicable maximum statutory tax rate (or, if applicable, such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes).

Section 7.9Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company.

Section 7.10Indemnification. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board, or an employee or an officer of the Company to whom authority was delegated in accordance with Section 5.3, shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 7.11No Fractional Shares. Unless otherwise permitted by the Committee, no fractional Shares shall be delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Shares or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 7.12Governing Law. The Plan, all Awards, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 7.13Benefits Under Other Plans. Except as otherwise provided by the Committee, Awards granted to a Participant (including the grant and the receipt of benefits) shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any qualified retirement plan, nonqualified plan and any other benefit plan maintained by the Participant’s employer.

Section 7.14Validity. If any provision of the Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

Section 7.15Notice. Unless provided otherwise in an Award Agreement or policy adopted from time to time by the Committee, all communications to the Company provided for in the Plan, or any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or prepaid overnight courier to the Company at the address set forth below:

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60507

Such communications shall be deemed given:

(a)In the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; and

(b)In the case of certified or registered U.S. mail, five days after deposit in the U.S. mail;

provided, however, that in no event shall any communication be deemed to be given later than the date it is actually received, provided it is actually received. In the event a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery Service Provider. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s senior human resources officer and corporate secretary.

Section 7.16Clawback Policy. Any Award, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy (the “Policy”) or any applicable laws and regulations. A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (i) the Policy and any similar policy established by the Company that may apply to the Participant, whether adopted prior to or following the making of any Award and (ii) any provision of applicable laws and regulations relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable laws and regulations, without further consideration or action.

Section 7.17Breach of Restrictive Covenants. Except as otherwise provided by the Committee, notwithstanding any provision of the Plan to the contrary, if the Participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant set forth in an Award Agreement or any other agreement between the Participant and the Company or a Subsidiary, whether during or after the Participant’s Termination of Service, in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Participant shall forfeit or pay to the Company:

(a)Any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable;

(b)Any Shares held by the Participant in connection with the Plan that were acquired by the Participant after the Participant’s Termination of Service and within the 12-month period immediately preceding the Participant’s Termination of Service;

(c)The profit realized by the Participant from the exercise of any stock options and SARs that the Participant exercised after the Participant’s Termination of Service and within the 12-month period immediately preceding the Participant’s Termination of Service, which profit is the difference between the exercise price of the stock option or SAR and the Fair Market Value of any Shares or cash acquired by the Participant upon exercise of such stock option or SAR; and

(d)The profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant in connection with the Plan after the Participant’s Termination of Service and within the 12-month period immediately preceding the Participant’s Termination of Service and where such sale or disposition occurs in such similar time period.

Article 8

DEFINED TERMS; CONSTRUCTION

Section 8.1In addition to the other definitions contained in the Plan, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a)“10% Shareholder” means an individual who, at the time of grant, owns Voting Securities possessing more than 10% of the total combined voting power of the Voting Securities.

(b)“Award” means an award under the Plan.

(c)“Award Agreement” means the document that evidences the terms and conditions of an Award. Such document shall be referred to as an agreement regardless of whether a Participant’s signature is required.

(d)“Board” means the Board of Directors of the Company.

(e)If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, the term “Cause” has the meaning set forth in such agreement; and in the absence of such a definition, “Cause” means (i) any act of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or a Subsidiary, (ii) willful violation of any law, rule or regulation in connection with the performance of a Participant’s duties to the Company or a Subsidiary (other than traffic violations or similar offenses), (iii) with respect to any employee of the Company or a Subsidiary, commission of any act of moral turpitude or conviction of a felony or (iv) the willful or negligent failure of the Participant to perform the Participant’s duties to the Company or a Subsidiary in any material respect.

Further, the Participant shall be deemed to have terminated for Cause if, after the Participant’s Termination of Service, facts and circumstances arising during the course of the Participant’s employment with the Company are discovered that would have constituted a termination for Cause.

Further, all rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of “Cause.”

(f)“Change in Control” has the meaning ascribed to it in Section 4.2.

(g)“Code” means the Internal Revenue Code of 1986.

(h)“Committee” means the Committee acting under Article 5, and in the event a Committee is not currently appointed, the Board.

(i)“Company” means Old Second Bancorp, Inc., a Delaware corporation.

(j)“Director Participant” means a Participant who is a member of the Board (or the board of directors of a Subsidiary) who is not an employee of the Company or a Subsidiary.

(k)“Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering the Company’s or a Subsidiary’s employees.

(l)“Effective Date” has the meaning ascribed to it in Section 1.1.

(m)“Exchange Act” means the Securities Exchange Act of 1934.

(n)“Fair Market Value” means, as of any date, the officially-quoted closing selling price of the Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading or, if there have been no sales with respect to Shares on such date, then the next preceding date on which Shares were traded on such principal national securities exchange, or if the Shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Committee in good faith and, to the extent required, in accordance with Code Sections 422 and 409A.

(o)“Good Reason” If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “good reason” (or the like), then, for purposes of the Plan, the term “Good Reason” has the meaning set forth in such agreement; and in the absence of such a definition, “Good Reason” means the occurrence of any one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:

(i)A material, adverse change in the nature, scope or status of the Participant’s position, authorities or duties from those in effect immediately prior to the applicable Change in Control;

(ii)A material reduction in the Participant’s aggregate compensation and benefits in effect immediately prior to the applicable Change in Control; or

(iii)Relocation of the Participant’s primary place of employment of more than 50 miles from the Participant’s primary place of employment immediately prior to the applicable Change in Control, or a requirement that the Participant engage in travel that is materially greater than prior to the applicable Change in Control and represents a material negative change to the Participant in their service relationship with the Company and a Subsidiary.

Notwithstanding any provision of this definition to the contrary, prior to the Participant’s Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clause (i) - (iii) immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within 12 months of the initial existence of the applicable condition.

(p)“Form S-8” means a Registration Statement on Form S-8 promulgated by the U.S. Securities and Exchange Commission or any successor form thereto.

(q)“ISO” means a stock option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

(r)“Participant” has the meaning ascribed to it in Section 1.2.

(s)“Plan” means the Old Second Bancorp, Inc. 2019 Equity Incentive Plan.

(t)“Policy” has the meaning ascribed to it in Section 7.16.

(u)“Prior Plan” means the Old Second Bancorp, Inc. 2014 Equity Incentive Plan, as amended.

(v)“SAR” has the meaning ascribed to it in Section 2.1(b).

(w)“Securities Act” means the Securities Act of 1933.

(x)“Service Provider” means any natural person, including an advisor, engaged by the Company or a Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8, and provided, further, that a Service Provider will include only those persons to whom the issuance of Shares may be registered under Form S-8.

(y)“Share” means a share of Stock.

(z)“Shareholders” means the shareholders of the Company.

(aa)“Stock” means the common stock of the Company, $1.00 par value per share.

(bb)“Subsidiary” means any corporation or other entity that would be a “subsidiary corporation” as defined in Code Section 424(f) with respect to the Company.

(cc)“Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an employee and director of, and Service Provider to, the Company and each Subsidiary, regardless of the reason for such cessation, subject to the following:

(i)The Participant’s cessation as an employee or Service Provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.

(ii)If, as a result of a sale or other transaction, the Subsidiary for whom the Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an employee or director of, or Service Provider to, the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.

(iii)A Service Provider, other than an employee or director, whose services to the Company or a Subsidiary are governed by a written agreement with such Service Provider shall cease to be a Service Provider at the time the provision of service under such written agreement ends (without renewal); and such a Service Provider whose services to the Company or a Subsidiary are not governed by a written agreement with the Service Provider shall cease to be a Service Provider on the date that is 90 days after the date the Service Provider last provides services requested by the Company or a Subsidiary.

(iv)Notwithstanding the foregoing, in the event that any Award constitutes deferred compensation, the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “separation from service” as defined under Code Section 409A.

(dd)“Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

Section 8.2In the Plan, unless otherwise stated, the following uses apply:

(a)Actions permitted under the Plan may be taken at any time in the actor’s reasonable discretion;

(b)References to applicable laws and regulations, or to a statute, shall refer to laws and regulations, or the statute, and any amendments and any successor laws and regulations, or statutes, and to all regulations promulgated under or implementing applicable laws or the statute, as amended, or their successors, and any stock exchange (or similar entity) rules or regulations applicable to the Company, all as in effect at the relevant time;

(c)In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”;

(d)References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e)Indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;

(f)The words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; and the word “or” shall not be exclusive (it shall mean “and/or”), unless the context requires otherwise (such as in the use of “either . . . or”);

(g)All references to articles and sections are to articles and sections in the Plan;

(h)All words used shall be construed to be of such gender or number as the circumstances and context require;

(i)The captions and headings of articles and sections appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions;

(j)Any reference to an agreement, plan, policy, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, document or set of documents, shall mean such agreement, plan, policy, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k)All accounting terms not specifically defined in the Plan shall be construed in accordance with GAAP.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V67173-P30803 1a. Edward Bonifas 1b. Gary Collins 1c. Keith Kotche 1d. Jill York For Against Abstain ! ! ! For Against Abstain ! ! ! ! ! ! ! ! ! OLD SECOND BANCORP, INC. OLD SECOND BANCORP, INC. ATTN: SHIRLEY CANTRELL 37 SOUTH RIVER STREET AURORA, IL 60506-4172 1. Proposal to elect four Class III director nominees to serve for a term expiring in 2028: The Board of Directors recommends you vote FOR each director nominee in Proposal 1: Nominees: 2. Proposal to approve on a non-binding, advisory basis, the compensation of the Company's named executive officers, as described in the Company's Proxy Statement. 3. Proposal to adopt an amendment to our Restated Certificate of Incorporation, as amended, to increase our authorized shares of common stock from 60,000,000 shares, par value $1.00 per share, to 120,000,000. 4. Proposal to approve the Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as Amended and Restated to increase the number of authorized shares of common stock authorized for issuance under the plan by 800,000 shares, from 1,800,000 shares to 2,600,000 shares. 5. Approval, in a non-advisory vote, of the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers. 6. Proposal to ratify the appointment of Plante & Moran, PLLC as the Company's independent registered public accountants for the fiscal year ending December 31, 2025. The Board of Directors recommends you vote FOR Proposals 2, 3 and 4. The Board of Directors recommends you vote FOR Proposal 6. The Board of Directors recommends that you vote to hold the advisory vote on executive compensation every year. PLEASE SIGN AND DATE YOUR PROXY CARD. PLEASE SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR(S) ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE THE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Every Three Years Every Year Every Two Years Abstain VOTE BY INTERNET Before The Meeting - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 19, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OSBC2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 19, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V67174-P30803 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. ANNUAL MEETING OF STOCKHOLDERS OF OLD SECOND BANCORP, INC. TO BE HELD ON MAY 20, 2025 This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Gary Collins and Bradley Adams, or any of them, with full power to act alone, the true and lawful proxies of the undersigned, each with full power of substitution and revocation, and hereby authorizes them to represent and to vote all of the shares of common stock of Old Second Bancorp, Inc. (the "Company"), that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of the Company to be held virtually via live audio webcast at www.virtualshareholdermeeting.com/OSBC2025 on Tuesday, May 20, 2025 at 9:00 a.m. Central Time, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made and the proxy is signed and returned, this proxy will be voted "FOR" each director nominee listed in Proposal 1, "FOR" Proposals 2, 3, 4 and 6, and "EVERY YEAR" on Proposal 5, and the named proxies will vote on any other business that properly comes before the Annual Meeting or any postponement or adjournment of it in accordance with their discretion. The undersigned acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders. Continued and to be signed on reverse side